UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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WASHINGTON TRUST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholders:
On behalf of the Washington Trust Bancorp, Inc. Board of Directors, it is my pleasure to invite you to the 2023 Annual Meeting of Shareholders. This year’s Annual Meeting will be held in a virtual only format via live webcast. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting. A copy of these materials, as well as our Annual Report to Shareholders, is available on our Investor Relations website at https://ir.washtrust.com/proxy.
I’m pleased to report Washington Trust once again delivered solid financial results and consistent returns to shareholders in 2022, a year marked by significant economic challenges brought about by the lingering effects of the global pandemic, inflationary pressures, changes in the interest rate environment, and more. We remained committed to offering a high level of personal service, digital solutions, and trusted advice, while ensuring we were intentionally engaged and supportive of our employees, customers, and communities to help them through these turbulent times. Our strong capital position, disciplined credit culture, and diverse business model sustained us through previous economic cycles and contributed to our success.
Financial highlights for the year ended December 31, 2022, included:
▪$71.7 million in net income, or $4.11 diluted earnings per share, consistent profitability
▪14.49% return on average equity and 1.17% return on average assets, solid returns
▪$6.7 billion in total assets, a record level
▪$5.1 billion in total loans, an all-time high
▪$5.0 billion in total deposits, with solid in-market deposit growth
▪$6.0 billion in wealth management assets under administration, a key source of noninterest income
▪$2.18 cash dividends per share, the twelfth consecutive year of dividend increases
Growth is a key strategic initiative, and we take a disciplined approach to market expansion. Over the past decade, de novo branching provided a source of new deposits and helped us retain our position as the top state-chartered bank for FDIC-insured deposits in Rhode Island. In 2022 we opened a branch in Cumberland, Rhode Island and identified future branch locations in Providence, Barrington, and Smithfield. Over the years, we have successfully expanded our mortgage lending, commercial banking, and wealth management operations outside of our core Rhode Island market area. Our key business line performances reflect the continued challenges of financial market volatility, intense competition, increased regulation, and other environmental factors. Our wealth management division withstood client attrition late in the year, but we remain committed to growing this key line of business for the long-term. In 2022, we expanded our team of local commercial banking professionals and opened a commercial lending office in New Haven, Connecticut. We look forward to building and deepening customer relationships and enhancing our brand presence in the Connecticut market. We believe there are additional growth opportunities for a bank like Washington Trust in these attractive markets.
Community banking is about people, and we are committed to providing the right solutions to meet our employee and customer needs. We quickly adapted to the new work and lifestyle preferences and behaviors brought about by the pandemic. We made investments in technology, introduced digital solutions, and employed new processes across business lines to improve employee and customer experiences. We successfully blended high-touch customer service, for which we are well-known, with access to high-tech tools, providing the speed, security, and convenience many consumers desire. We welcomed employees “back to the office,” post-pandemic, offering a hybrid work environment and providing secure tools to enable them to perform efficiently, and serve customers effectively, while affording them the desired work-life balance.
Washington Trust has a strong and distinctive corporate culture, and we remain committed to fostering a supportive and inclusive work environment, attracting a highly talented and diverse workforce, and supporting and empowering our team to achieve their personal and professional goals. We have a formalized strategy that guides our diversity, equity & inclusion (“DE&I”) efforts, focusing on four pillars – culture and employee experience; recruitment, development, and retention; leadership and workforce engagement; and impactful community relationships. To assist us in implementing our DE&I strategy, we have established the Washington Trust DE&I Council, a cross functional group of colleagues representing different perspectives, backgrounds, and experiences. We are excited by the Council’s passion and look forward to their contributions in ensuring Washington Trust continues to offer a welcoming environment and remains an employer of choice.
We are proud of the recognition we received in 2022, which include being:
▪Listed as one of the nation’s “Best Banks to Work For” by American Banker® magazine, for the fourth consecutive year
▪Selected as one of the “Healthiest Employers in Rhode Island” by Providence Business News, for the second consecutive year
▪Given outstanding recognition by Newsweek as “Best Small Bank in Rhode Island”
▪Recognized as one of “Rhode Island’s Best Places to Work” by Providence Business News, for the twelfth consecutive year
In 2022 we celebrated our 222nd Anniversary and are proud to be the oldest community bank in the nation. With this mantle we bear great responsibility to ensure our actions are authentic and we continue to do what’s right for our employees, our customers, our communities, and our shareholders. Our 2022 Environmental, Social, and Governance (“ESG”) Report will share the many ways we provide “those little assistances,” as our original charter states. In honor of our 222nd Anniversary, our employees committed more than 222 “Acts of Kindness,” serving as community leaders and volunteers to make a difference in the lives of their family, neighbors, and friends. I’m immensely proud of our team and the work they do every day to make Washington Trust the “Best Place to Work”.
We are confident in our business model and our team and believe we are well-positioned to meet the challenges ahead. We remain committed to enhancing long-term value for our shareholders and thank you for your continued support.
Sincerely,
Edward O. Handy III
Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders

Date and Time:    Tuesday, the 25th of April, 2023, at 11:00 a.m. ET

Location:    The Washington Trust Bancorp, Inc. 2023 Annual Meeting of Shareholders (the “Annual Meeting”) will be held solely by remote communication via live webcast at www.virtualshareholdermeeting.com/WASH2023. To join the meeting, be sure to have the control number provided to you on the proxy card or Notice of Internet Availability of Proxy Materials. You will not be able to attend the Annual Meeting in person.

Agenda:	1.	The election of four directors, nominated by the Board of Directors and named in the Proxy Statement, each to serve for a three-year term and until their successors are duly elected and qualified;
	2.	The ratification of the selection of Crowe LLP to serve as the Corporation’s independent registered public accounting firm for the year ending December 31, 2023;
	3.	A non-binding advisory resolution to approve the compensation of the Corporation’s named executive officers;
	4.	A non-binding advisory vote to select the frequency of future shareholder advisory votes to approve the Corporation’s executive compensation; and
	5.	Such other business as may properly come before the meeting, or any postponement or adjournment thereof.

Record Date:    Shareholders of record at the close of business on February 28, 2023 will be entitled to notice of and to vote at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy by telephone, Internet or by signing and returning the proxy card by mail. Please refer to this Proxy Statement for additional information.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting To Be Held on April 25, 2023
On or about March 14, 2023, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of February 28, 2023, containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and vote your shares. The Notice also contains instructions on how you can (i) receive a paper copy of the proxy materials, if you only received the Notice by mail, or (ii) elect to receive your proxy materials over the Internet.
By Order of the Board of Directors,
Kristen L. DiSanto
Corporate Secretary

March 14, 2023

Proxy Statement
The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the “Corporation” or “Washington Trust”) for use at the Annual Meeting of Shareholders to be held by remote communication via live webcast on Tuesday, the 25th of April, 2023 at 11:00 a.m. ET, and any postponement or adjournment thereof.
As of February 28, 2023, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, there were 16,984,872 shares of our common stock, $0.0625 par value, outstanding. Each share of common stock is entitled to one vote per share on all matters to be voted upon at the Annual Meeting, with all holders of common stock voting as one class.
On or about March 14, 2023, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record as of February 28, 2023. The Notice included instructions on how to access this Proxy Statement and our Annual Report on Form 10-K. You may access the proxy materials at
https://ir.washtrust.com/proxy. Printed copies may be obtained at no charge by contacting the Corporation by phone at (800) 475-2265 or by email at investor.relations@washtrust.com.

Required Votes and Board Recommendations

Proposal		Required Vote (a)	Board of Directors Recommendation
1.	Elect the following nominees as director:	As required by Rhode Island law, a plurality of votes cast by holders of common stock entitled to vote at the Annual Meeting.	FOR ALL
John J. Bowen; Robert A. DiMuccio, CPA; Mark K. W. Gim; and Sandra Glaser Parrillo
2.	Ratify the selection of Crowe LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2023.	A majority vote of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.	FOR
3.	Approve, on a non-binding, advisory basis, the compensation of the Corporation’s named executive officers.	A majority vote of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.	FOR
4.	Approve, on a non-binding, advisory basis, the frequency of future votes to approve the Corporation’s executive compensation.	A majority vote of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.	EVERY ONE YEAR
(a)Abstentions, broker non-votes, and votes withheld with respect to Proposal 1 will have no effect on the election of directors. Broker non-votes will have the same effect as a vote "against" Proposals 2, 3 and 4. Abstentions will have the same effect as a vote “against” Proposal 2, 3 and 4.
We know of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement.  If any other matters not described in this Proxy Statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holder.

Quorum
A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

Broker Non-votes
If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. There are rules prescribed under the New York Stock Exchange, which in this matter also apply to Nasdaq-listed companies like Washington Trust. Under these rules, brokers, banks and other securities intermediaries may use their discretion to vote your uninstructed shares on matters considered to be “routine” (as defined under these rules) but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank, or other agent cannot vote the shares because the matter is considered “non-routine”. Proposals 1, 3 and 4 are considered to be “non-routine” such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposal 2 is considered to be a “routine” matter so that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

Revocation of Proxies
The presence of a shareholder at the Annual Meeting will not automatically revoke a proxy previously delivered by that shareholder. A shareholder may revoke his or her proxy at any time before it is exercised by: (1) submitting another proxy bearing a later date, by mail, Internet or telephone, (2) by attending the Annual Meeting and voting at the Annual Meeting, or (3) by notifying the Corporation of the revocation in writing to the Corporate Secretary of the Corporation, 23 Broad Street, Westerly, RI 02891.  If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before such shares are voted) will be voted “for” all of the nominees in Proposal 1; “for” Proposals 2 and 3; and for a frequency of every “1 year” for Proposal 4.

Proposal 1: Election of Directors
Our Board of Directors is divided into three classes, with one class elected at each annual meeting. The Corporation’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), require that the three classes be as nearly equal in number as possible.
There are presently 13 directors, divided into three classes. The Corporation’s By-laws require any director who attains age 72 to resign from the Board of Directors as of the Annual Meeting of Shareholders following such director’s 72nd birthday. There is no exception or waiver process for this requirement. Kathleen E. McKeough, a member of the class of directors with a term expiring at the 2025 Annual Meeting of Shareholders, has reached age 72, and will resign as of the 2023 Annual Meeting, after which the Board will be reduced to 12 directors. Ms. McKeough currently serves as Lead Director and the Board of Directors has appointed Robert A. DiMuccio to serve as Lead Director effective upon Ms. McKeough’s retirement.
Four individuals will be elected to the Board of Directors, each to serve until the 2026 Annual Meeting of Shareholders and until his or her respective successor is elected and qualified. Based on the recommendation of the Nominating and Corporate Governance Committee (“Nominating Committee”), the Board of Directors has nominated John J. Bowen; Robert A. DiMuccio, CPA; Mark K.W. Gim; and Sandra Glaser Parrillo for election at the Annual Meeting.  Each of the nominees for director is presently a director of the Corporation.  Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting.  In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the Board of Directors designates such other persons.  The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.
Recommendation:    The Board of Directors unanimously recommends that shareholders vote “FOR” each of the nominees in this proposal.

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Corporate Governance
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are available on our website at
https://ir.washtrust.com/govdocs.  The Corporate Governance Guidelines describe our corporate governance practices and address issues such as Board composition and responsibilities, Board leadership structure, the Board’s relationship with management and executive succession planning.
Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Board Leadership Structure
The Board believes that the Corporation’s Chief Executive Officer is best positioned to serve as Chairman because he is the director most familiar with the Corporation’s business and industry, and most capable of effectively identifying and executing strategy priorities.  The Corporation’s independent directors bring experience, oversight and expertise from outside of the Corporation, while the Chief Executive Officer brings Corporation-specific experience and expertise.  The Board recognizes its responsibility to hold management accountable for the execution of strategy once it is developed.  The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it fosters effective decision-making and strategy development while providing for independent oversight of management.

Independent Lead Director
The Corporation’s Corporate Governance Guidelines provide that the Chair of the Nominating Committee of the Board serves as Lead Director.  The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on meeting agendas, and acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the Board meetings and the facilitation of communication between the non-management directors and management.

Director Independence
The Corporation’s Board has determined that each of current directors John J. Bowen, Steven J. Crandall, Robert A. DiMuccio, CPA, Joseph P. Gencarella, CPA, Constance A. Howes, Esq., Kathleen E. McKeough, Sandra Glaser Parrillo, John T. Ruggieri, Edwin J. Santos and Lisa M. Stanton is considered independent under the Nasdaq Listing Rules.
Any shareholder who wishes to make their concerns known to the independent directors may avail themselves of the procedures described under the heading “Communications With the Board of Directors” later in this Proxy Statement.

Executive Sessions
The Board believes that executive sessions consisting solely of independent directors are part of good governance practices.  The Board conducts executive sessions as deemed necessary from time to time and at least twice a year as required by the Nasdaq Listing Rules.

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Director Nominations
The Corporation is committed to strong Board recruitment practices that align with the Corporation’s long-term strategic needs. We seek to select directors who reflect a diverse set of skills, professional and personal backgrounds, perspectives and experiences.
The Nominating Committee is responsible for identifying, evaluating and recommending director candidates to the Board. We consider a variety of factors including diversity, independence, experience, existing and desired skill sets, and anticipated retirements to identify gaps and establish priorities for Board refreshment.
While we do not have a specific diversity policy, we are proud to have a diverse board. Board diversity continues to be a priority, and we seek representation across a range of attributes including gender, race, ethnicity, industry and professional experience.
At a minimum, each nominee to become a Board member, whether proposed by a shareholder or any other party, must:
1.have the highest personal and professional integrity, demonstrate sound judgment, and effectively interact with other members of the Board to serve the long-term interests of the Corporation and our shareholders;
2.have experience at a strategic or policy-making level in a business, government, not-for-profit or academic organization of high standing;
3.have a record of distinguished accomplishment in his or her field;
4.be well regarded in the community and have a long-term reputation for the highest ethical and moral standards;
5.have sufficient time and availability to devote to the affairs of the Corporation, particularly in light of the number of boards on which the nominee may serve; and
6.to the extent such nominee serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.
The Nominating Committee evaluates all such proposed nominees in the same manner, without regard to the source of the initial recommendation of such proposed nominee.  In seeking candidates to consider for nomination to fill a vacancy on the Corporation’s Board, the Nominating Committee may solicit recommendations from a variety of sources, including current directors, our Chief Executive Officer and other executive officers.  The Nominating Committee may also engage a search firm to assist in identifying or evaluating candidates.
The Nominating Committee will consider nominees recommended by shareholders.  Shareholders who wish to submit recommendations for candidates to the Nominating Committee must submit their recommendations in writing to the Corporate Secretary of the Corporation at 23 Broad Street, Westerly, RI 02891, who will forward all recommendations to the Nominating Committee.  For a shareholder recommendation to be considered by the Nominating Committee for election at the 2024 Annual Meeting of Shareholders, it must be submitted to the Corporation by November 15, 2023.  All shareholder recommendations for nominees must include the following information:
1.the name and address of record of the shareholder;
2.a representation that the shareholder is a record holder of our securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
3.the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed nominee;
4.a description of the qualifications and background of the proposed nominee that addresses the minimum qualifications and other criteria for board membership approved by the Corporation’s Board;

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5.a description of all arrangements or understandings between the shareholder and the proposed nominee;
6.the consent of the proposed nominee to (a) be named in the proxy statement relating to our 2024 Annual Meeting of Shareholders, and (b) serve as a director if elected at the 2024 Annual Meeting of Shareholders; and
7.any other information regarding the proposed nominee that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission (“SEC”).
Shareholder nominations that are not submitted to the Nominating Committee for consideration may be made at an Annual Meeting of Shareholders in accordance with the procedures set forth in clause (e) of Article Eighth of our Articles of Incorporation.  Specifically, advanced written notice of any nominations must be received by the Corporate Secretary not less than 14 days nor more than 60 days prior to any meeting of shareholders called for the election of directors (provided that if fewer than 21 days’ notice of the meeting is given to shareholders, notice of the proposed nomination must be received by the Corporate Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders). For this Annual Meeting, such proposals must be received by the Corporation not earlier than February 24, 2023 and not later than April 11, 2023. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Corporation’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 23, 2024.

Shareholder Proposals
Any shareholder who wishes to submit a proposal for presentation to the 2024 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, RI 02891, Attention: Corporate Secretary, not later than November 15, 2023 for inclusion, if appropriate, in our proxy statement and the form of proxy relating to the 2024 Annual Meeting of Shareholders.  Any proposal submitted after November 15, 2023 will be considered untimely.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. For deadlines related to shareholder director nominations, see “Director Nominations” above.

The Board’s Role in Risk Oversight
The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, fiduciary, legal, regulatory, compensation, strategic and reputational risks.  The full Board of the Corporation or of our subsidiary bank, The Washington Trust Company, of Westerly (the “Bank”) (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the Corporation’s management to enable it to understand and determine the adequacy of our risk identification, risk management and risk mitigation strategies.  When a committee receives a report, the Chair of the relevant committee reports on the discussion to the full Board of the Corporation or the Bank at the next Board meeting.  This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee is responsible for review and oversight of the Corporation’s Enterprise Risk Management Program.

Environmental, Social and Governance Report
Since our founding in 1800, Washington Trust has been guided by strong core values and operated in a manner which exemplifies good governance, ethics, and an overriding commitment to people. We recognize that much has changed over the past two centuries and understand our shareholders’ desire for additional transparency regarding environmental, social and governance (“ESG”) issues. We have issued

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an Environmental, Social and Governance Report, which addresses how we view, manage, and perform in specific areas such as corporate governance; employee engagement; diversity, inclusion and equity; data security and privacy; environmental responsibility; and community involvement and investment. This report can be found at https://ir.washtrust.com/govdocs.

Communications With the Board of Directors
Any shareholder desiring to send communications to the Corporation’s Board, or any individual director, may forward such communication to our Corporate Secretary at our offices at 23 Broad Street, Westerly, RI 02891.  The Corporate Secretary will collect all such communications and forward them to the Corporation’s Board and any such individual director.

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Board of Directors
The following is biographical information as of March 14, 2023 for each member of and nominee for the Board of Directors, including positions held, principal occupation and business experience for the past five years or more. The description includes the specific experience, qualifications, attributes and skills that, in the case of each nominee for director, led to the conclusion by the Board of Directors that such person should serve as a director of the Corporation; and in the case of each director who is not standing for election at the Annual Meeting, that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. Additionally, we believe each has a reputation for honesty, integrity and adherence to high ethical standards, and has demonstrated business acumen and sound judgment, as well as a commitment to the Corporation and its shareholders. All current directors of the Corporation also serve on the board of directors of the Bank.

John J. Bowen
Age:	71	Director Since:	2011	Term in Office Expires:	2023
Business Experience: Mr. Bowen retired from Johnson & Wales University in 2018 and was elected Chancellor Emeritus. He served as Chancellor, President and Chief Executive Officer of the University from 2010 until his retirement, and as President and Chief Executive Officer from 2004 to 2010. He serves as a board member for Newport Restaurant Corporation, and has previously served as a director of a large regional bank. Mr. Bowen’s qualifications to serve on the Board of Directors include his experience leading a large, successful institution; experience on governing boards of nonprofit and for-profit corporations; and previous experience in the banking industry.

Steven J. Crandall
Age:	71	Director Since:	1983	Term in Office Expires:	2025
Business Experience: Mr. Crandall has served as Vice President of Ashaway Line & Twine Manufacturing Co., a manufacturer of sporting goods products and medical threads, for more than 40 years.  His experience and responsibilities include domestic and international sales and marketing, corporate finance and financial analysis, and human resources management.  Mr. Crandall’s qualifications to serve on the Board of Directors include his extensive experience in sales and marketing, as well as the management of a successful commercial and industrial business.

Robert A. DiMuccio, CPA
Age:	65	Director Since:	2010	Term in Office Expires:	2023
Business Experience: Mr. DiMuccio retired as President and Chief Executive Officer of Amica Mutual Insurance Company on September 30, 2022. He had served as President and Chief Executive Officer since 2005, and also served as Chairman from 2009 until retiring on December 31, 2022. He joined Amica in 1991 as a Vice President and served in various positions of progressive responsibility, including Chief Financial Officer and Treasurer.  Prior to joining Amica, he served as an Audit Partner with the public accounting firm of KPMG LLP, with public and non-public company audit experience, including banking and insurance companies. He is also a director and past Chair of the American Property Casualty Insurance Association and has earned the Chartered Property Casualty Underwriter (CPCU) designation. Mr. DiMuccio’s qualifications to serve on the Board of Directors include his extensive experience in the areas of audit, accounting and financial reporting, as well as his record of leadership in the financial services industry.

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Joseph P. Gencarella, CPA
Age:	60	Director Since:	2022	Term in Office Expires:	2025
Business Experience: Mr. Gencarella served as an Audit Partner with public accounting firm KPMG LLP before his retirement in 2021. He joined KPMG in 1985 and served in various positions of progressive responsibility throughout the years. He has extensive experience with public and non-public company audits, including banking and insurance companies; SEC and regulatory reporting; and internal controls and risk management. He served as a trustee for the Rhode Island Public Expenditure Council from 2012 to 2020 and was a member of Providence College President’s Council from 2013 to 2020. Mr. Gencarella’s qualifications to serve on the Board of Directors include his extensive experience in the areas of audit, accounting and financial reporting.

Mark K. W. Gim
Age:	56	Director Since:	2022	Term in Office Expires:	2023
Business Experience: Mr. Gim assumed the role of President and Chief Operating Officer of the Corporation and the Bank in 2018. Mr. Gim joined the Bank in 1993 and held various positions of increasing responsibility in financial planning and asset/liability management.  In 2000, he was promoted to Senior Vice President – Financial Planning and Asset/Liability Management of the Bank.  He was named Executive Vice President and Treasurer of the Corporation and the Bank in 2008, and had the added responsibility of oversight of the Retail Banking Division from 2011 through 2013. He was promoted to Executive Vice President, Wealth Management and Treasurer in 2013, and to Senior Executive Vice President, Wealth Management and Treasurer in 2015. In 2017, he was named Senior Executive Vice President, Wealth Management and Chief Strategy Officer. Mr. Gim’s qualifications to serve on the Board of Directors include his global view of the financial industry and markets, with deep institutional knowledge and strategic acumen.

Edward O. Handy III
Age:	61	Director Since:	2016	Term in Office Expires:	2025
Business Experience: Mr. Handy assumed the role of Chairman and Chief Executive Officer of the Corporation and the Bank in 2018, after serving as President and Chief Operating Officer of the Corporation and the Bank since 2013. Prior to joining Washington Trust, he served as President of Citizens Bank in Rhode Island and Connecticut from 2009 to 2013; Executive Vice President, Head of Commercial Real Estate from 2007 to 2009; President / Chief Executive Officer of Charter One Bank of Ohio, an affiliate of Citizens Bank, from 2005 to 2008; and various positions of senior leadership at Citizens Bank and related companies, primarily in commercial real estate lending, from 1995 to 2005.  Prior to that, he held positions at Fleet National Bank with concentration in commercial lending and credit analysis. Mr. Handy’s qualifications to serve on the Board of Directors include his extensive banking and leadership experience, with particular emphasis on his extensive background in the area of commercial lending.

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Constance A. Howes, Esq.
Age:	69	Director Since:	2018	Term in Office Expires:	2024
Business Experience: Ms. Howes served as President and CEO of Women & Infants Hospital of Rhode Island from October 2002 through October 2013. She served at Care New England Health System as EVP of Women’s Health from October 2013 through October 2015, and Women’s Health Advisor from November 2015 through July 2016.  Prior to working in healthcare, she practiced business law in Providence, RI.  She served as an Adjunct Professor at Roger Williams School of Law, teaching Health Law and Policy in 2017 and 2019, and was a Faculty Advisor for the Brown University Executive Master of Healthcare Leadership program from 2014 through 2020.  She previously served on the Board of Trustees of the American Hospital Association and as the Chair of the RI Governor’s Workforce Board.  She also served on the RI Board of Education, as well as on the boards of numerous community organizations. Ms. Howes’ qualifications to serve on the Board of Directors include her extensive legal expertise; her experience as an executive of several large healthcare organizations; and her experience on governing boards of various non-profit, industry and government entities.

Joseph J. MarcAurele
Age:	71	Director Since:	2009	Term in Office Expires:	2024
Business Experience: Mr. MarcAurele served as Chairman and Chief Executive Officer of the Corporation and the Bank from April 2010 until his retirement in 2018. He held the additional title of President of the Corporation and the Bank from 2010 to 2013. Prior to joining Washington Trust in 2009 as President and Chief Operating Officer of the Corporation and the Bank, he served as President of Citizens Bank from 2007 to 2009. He held positions of President and Chief Executive Officer of Citizens Bank entities in Rhode Island and Connecticut from 2001 to 2007, and held a series of positions of executive leadership at Citizens Bank from 1993 to 2001 in the areas of commercial lending, wealth management and private banking.  Prior to that, Mr. MarcAurele held positions at Fleet National Bank with concentration in commercial lending and credit analysis and also held the position of Senior Vice President, Director of Human Resources. Mr. MarcAurele’s qualifications to serve on the Board of Directors include his extensive experience in banking and financial services, experience in positions of executive leadership, and knowledge of the business community in our market area.

Kathleen E. McKeough
Age:	72	Director Since:	2003	Term in Office Expires:	2025
Business Experience: Ms. McKeough is retired and previously served as Senior Vice President, Human Resources, of GTECH Holdings Corporation, a lottery industry and financial transaction processing company, from 2000 to 2004. From 1991 to 1999, she served with the U.S. division of Allied Domecq, PLC, a manufacturer and franchiser for 6,500 franchised stores, in positions including Treasurer, Chief Financial Officer and Senior Vice President, Human Resources. Previously, she held positions in commercial lending and credit administration with Bank of Boston. Ms. McKeough’s qualifications to serve on the Board of Directors include her extensive experience in human resources matters, as well as her experience in finance and banking.

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Sandra Glaser Parrillo
Age:	66	Director Since:	2020	Term in Office Expires:	2023
Business Experience: Ms. Parrillo served as President and Chief Executive Officer of Providence Mutual Fire Insurance Company from 2000 until her retirement in February 2021. She joined the property-casualty mutual insurance company in 1977 as an underwriter and has served in various positions of progressive responsibility. She was awarded the designation of Chartered Property Casualty Underwriter (CPCU) and Certified Insurance Counselor. She is also a past director and Chair of the National Association of Mutual Insurance Companies and past director of the Rhode Island Public Expenditure Council. Her qualifications to serve on the Board of Directors include her extensive experience in leading a successful financial service company, as well as her experience on governing boards of nonprofit and for-profit corporations.

John T. Ruggieri
Age:	66	Director Since:	2019	Term in Office Expires:	2025
Business Experience: Mr. Ruggieri served as Senior Vice President and Chief Financial Officer for Gilbane Building Company, a global integrated construction and facility management services firm, and as Vice President and Chief Financial Officer for Gilbane, Inc., a global construction and real estate development firm from 2005 until his retirement in April 2022.  Prior to joining the Gilbane companies, he served as Executive Vice President and Chief Financial Officer for Emissive Energy Corporation, a manufacturer of lighting electronics and equipment.  From 1980 through 2004, he worked for A.T. Cross Company, an international manufacturer of fine writing instruments, timepieces and personal accessories, holding various positions of increasing responsibility, ultimately being named Senior Vice President and Chief Financial Officer in 1997 and assuming the additional responsibility of President, Pen Computing Group in 2001.  Mr. Ruggieri is a former certified public accountant. His qualifications to serve on the Board of Directors include his expertise in audit, finance, accounting and taxation, as well his experience as an executive of several large companies and knowledge of real estate development, facilities management and construction matters.

Edwin J. Santos
Age:	63	Director Since:	2012	Term in Office Expires:	2024
Business Experience: Mr. Santos has had a distinguished career in banking, with experience in risk management, corporate governance, management advisory services, acquisitions, and reengineering efforts. He served for many years in various positions of significant responsibility with FleetBoston Financial Group, and more recently served as Group Executive Vice President and General Auditor for Citizens Financial Group prior to his retirement in 2009. Mr. Santos currently serves as a member of the board and chairperson of the audit committee of Flywire Corporation (Nasdaq symbol: FLYW). He is also a member of the boards of Providence Mutual Fire Insurance Company, Fidelity Institutional Asset Management, a Fidelity Investments company, and is a member of the Bryant University Board of Trustees. He is Past Chairperson of the Board of Prospect CharterCARE, LLC and President of the Board of Trustees of Rocky Hill School. Mr. Santos’ professional competency, broad experience in the financial services industry and strong reputation in the Rhode Island community qualify him to serve on the Board of Directors.

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Lisa M. Stanton
Age:	59	Director Since:	2021	Term in Office Expires:	2024
Business Experience: Ms. Stanton has served on the Board of Directors of Red Violet, Inc. (Nasdaq symbol: RDVT), a data information company, since August 2021. She served on the board of Trulioo, an on-demand global identity verification company based in Vancouver, Canada, from January 2020 to June 2021. Additionally, she served as a member of the Venture Investments Board and as an Advisor to the IT Resilience and Strategy Committee of the Board of Directors of Nationwide Building Society, a financial institution in London, England from September 2016 through December 2019. She has more than 25 years of financial services, technology and data security experience, most recently serving as General Manager, Enterprise Strategy for American Express from December 2018 through her retirement in April 2020. From 2014 through 2016, she served as Chief Executive Officer for InAuth, a digital security platform deployed by financial institutions globally to protect their mobile and online banking capabilities. Following the acquisition of InAuth by American Express in 2016, she continued serving as InAuth’s President through 2018. She was the founder of the U.S. division of Monitise, a technology company that hosted a mobile banking and payments platform for banks and credit unions, where she served as Chief Executive Officer from 2007 to 2009, General Manager of the London-based Monitise Group from 2009 to 2013 and President, Americas from 2013 to 2014. She also served as a Senior Vice President for Citizens Financial Group from 1996 to 2007 and First New Hampshire Bank from 1991 to 1996, holding leadership roles in real estate; venture capital; retail distribution; digital, mobile and online channels; and card and payments products. She began her career as a commercial real estate broker, attaining the designation of Certified Commercial Investment Member (CCIM). Ms. Stanton’s qualifications to serve on the Board of Directors include extensive experience as a financial services executive and as a board member; deep expertise in risk management, data security, digital and technology matters; and her knowledge of commercial real estate matters.

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Board Composition, Qualifications and Diversity
We believe the Board is comprised of an effective mix of experience, skills and perspectives. The following charts and graphs highlight the current composition of our Board.

Age of Directors

<60
2
70+
4
65.4
Average
Age
7
60 to 69

Director Tenure

21+
years
1
<10
years
10.2
Average
Years of
Service
5
7
10 to 20
years

Experience and Skills

CEO / COO Experience
8
Leadership & Strategy
13
Public Company
8
Industry Experience
10
Credit / Loan Review
5
Accounting / Financial Reporting
5
Audit / Risk Management
6
Legal
2
Business Development / Sales / Marketing
6

Board Diversity Matrix (as of the date of this Proxy Statement)
Total Number of Directors	13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	9	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	4	7	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
As part of the Nominating & Governance Committee’s commitment to achieving and maintaining a diverse Board, the Committee is actively looking for opportunities to maintain a Board composition comprised of at least 30% gender diverse directors. The Committee is engaged in an ongoing process to identify and evaluate qualified candidates that best serve the needs of the Corporation and contribute to the overall diversity of the Board, including the Board’s 30% gender diversity objective. The Corporation plans to continue to meet its 30% gender diversity objective by the 2024 Annual Meeting of Stockholders.

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Committee Membership and Meetings
Current committee membership and the number of meetings of the full Board and each committee held during 2022, are shown in the following table.

	Independent Director	Board	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Nominating Committee
John J. Bowen	■	■		■
Steven J. Crandall	■	■
Robert A. DiMuccio, CPA	■	■	t+	■	■	■
Joseph P. Gencarella, CPA	■	■	■+
Mark K.W. Gim		■
Edward O. Handy III		¬			■
Constance A. Howes, Esq.	■	■		■	■	■
Joseph J. MarcAurele		■			■
Kathleen E. McKeough	■	µ		■	t	t
Sandra Glaser Parrillo	■	■		■
John T. Ruggieri	■	■	■+
Edwin J. Santos	■	■	■	t	■	■
Lisa M. Stanton	■	■	■
Number of Meetings in 2022		10	9	7	1	5
¬ = Chair of the Board µ = Lead Director t = Committee Chair ■ = Member + = Financial Expert

Committee membership changes will occur following the Annual Meeting, including, but not limited to, the appointment of Mr. DiMuccio to the position of Lead Director and Mr. Ruggieri to the Nominating Committee and Chair of the Audit Committee.
During 2022, each member of the Corporation’s Board attended at least 75% of the aggregate number of meetings of the Corporation’s Board and the committees of the Corporation’s Board of which such person was a member.  While we do not have a formal policy related to Board member attendance at annual meetings of shareholders, directors are encouraged to attend each annual meeting to the extent reasonably practicable.  All directors attended the 2022 Annual Meeting of Shareholders.

Executive Committee
When the Corporation’s Board is not in session, the Executive Committee is entitled to exercise all the powers and duties of the Corporation’s Board, except for such business that by law only the full Board is authorized to perform.

Nominating Committee
The Nominating Committee has a written charter that is available on our website at https://ir.washtrust.com/govdocs.  The Nominating Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:
▪Establishing procedures for identifying and evaluating nominees for the Board.
▪Establishing procedures to be followed by shareholders in submitting recommendations for director candidates to the Nominating Committee.
▪Evaluating and recommending to the Board qualified individuals to serve as Board and/or committee members consistent with criteria set by the Board.
▪Reviewing and assessing succession plans for the Chief Executive Officer position.

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▪Developing and recommending to the Corporation’s Board a set of Corporate Governance Guidelines and recommending any changes to such Guidelines.
▪Overseeing the Corporation’s ESG policies and initiatives.
▪Overseeing the evaluation of the Corporation’s Board and management.
The Nominating Committee recommended that John J. Bowen; Robert A. DiMuccio, CPA; Mark K.W. Gim; and Sandra Glaser Parrillo be nominated for election to serve as directors until the 2026 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Audit Committee
The Audit Committee has a written charter that is available on our website at https://ir.washtrust.com/govdocs.  The charter is reviewed annually and amended as appropriate to reflect the evolving role of the Audit Committee. The responsibilities of the Audit Committee include, among other things:
▪Overseeing and reviewing our financial statements, accounting practices and related internal controls, as well as audits of the financial statements of the Corporation and its subsidiaries.
▪Overseeing our relationship with our independent registered public accounting firm, including having the sole authority and responsibility for all decisions related to appointing, compensating, evaluating, retaining, assessing the independence of, and, when appropriate, replacing the Corporation’s independent registered public accounting firm.
▪Overseeing our internal audit function.
▪Reviewing and approving all audit plans, including scope and staffing.
▪Establishing procedures for the submission, receipt and treatment of complaints or concerns regarding accounting or auditing matters.
▪Overseeing and reviewing the Corporation’s Code of Ethics and Standards of Personal Conduct (the “Code of Ethics”) and any related investigations.
▪Overseeing and reviewing the Corporation and the Bank’s compliance program and risk management efforts, as well as our credit review program and related results, asset quality and the adequacy of our allowance for credit losses.
Management is responsible for the financial reporting process, including the Corporation's system of internal controls, and the preparation of the Corporation's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Corporation's independent registered public accounting firm is responsible for performing an independent audit of the Corporation's consolidated financial statements and internal controls over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee's responsibility is to oversee and review these processes, and it relies on the expertise and knowledge of management, the internal auditor and the independent auditor in carrying out that role. The Audit Committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of internal and external audits, whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the Corporation's system of internal controls.
In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner.
The Board has determined that each member of the Audit Committee is an independent director under the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board has determined

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that Messrs. DiMuccio, Gencarella and Ruggieri each qualify as an “audit committee financial expert” under the Exchange Act.
The Audit Committee’s report on our audited financial statements for the fiscal year ended December 31, 2022 appears under the heading “Audit Committee Report” later in this Proxy Statement.

Compensation Committee
The Compensation Committee has a written charter that is available on our website at https://ir.washtrust.com/govdocs.  Generally, the Compensation Committee is responsible for executive and director compensation decisions, and reports all actions to the members of the Corporation’s Board.  The Compensation Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:
▪Establishing our compensation philosophy, and reviewing compensation practices to ensure alignment with that philosophy.
▪Establishing annual compensation for the Chief Executive Officer and all other executive officers including salary, incentive and equity compensation.
▪Establishing incentive plans for all employees, and approving awards under such plans to the Chief Executive Officer and all other executive officers.
▪Annually reviewing the Succession and Talent Development Plan.
▪Establishing director compensation.
▪Approving equity compensation awards and the terms of such awards to employees and directors.
▪Reviewing the impact of our compensation practices in relation to the Corporation’s risk management objectives.
▪Administering our retirement, benefit and equity compensation plans, programs and policies.
A schedule of meetings and preliminary agenda is approved by the Compensation Committee at the end of each year for the coming fiscal year.  The agenda for Compensation Committee meetings is determined by its Chair with the assistance of the Chief Human Resources Officer.  The Compensation Committee regularly invites the Chief Executive Officer and other members of the senior management team to attend meetings, although these individuals are not voting members nor are they present during executive session deliberations regarding their own compensation.  The Compensation Committee meets regularly in executive session without the presence of employee directors and management.
The Compensation Committee has authority under its charter to select, retain, terminate and approve the fees of advisers, counsel or other experts or consultants, as it deems appropriate.  The Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to assist in fulfillment of its duties.  Meridian was selected by the Compensation Committee after review of, among other things, the Compensation Committee’s needs, the qualifications of the firm’s personnel, the firm’s independence, the firm’s resources, past experience with the firm, and a good faith estimate of fees, and was not made pursuant to the recommendation of management.  Meridian advises the Compensation Committee with respect to compensation and benefit trends, best practices, market analysis, plan design and establishing targets for individual compensation awards.  The use of an independent compensation consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our philosophy and objectives.  Meridian reports directly to the Compensation Committee, and meets with members at least annually in executive session without the presence of employee directors and management.  The Compensation Committee does not prohibit Meridian from providing services to management, but such engagement must be requested or approved by the Compensation Committee. The Compensation Committee has considered all relevant factors, including the six factors listed in Rule 10C-1(b)(4) of the Exchange Act and further included in the Compensation Committee’s charter, and determined that no conflict of interest exists with respect to Meridian.

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During 2022, Meridian received total remuneration of $81,230 for consulting services on behalf of the Compensation Committee related to compensation analysis and planning.  We did not engage Meridian for any services other than those related to executive and director compensation consulting on behalf of the Compensation Committee.
The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation and benefit programs to our management team.  The Compensation Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other executives, including the named executive officers.  Such awards are further discussed in executive session, with decisions made by the Compensation Committee without the Chief Executive Officer’s involvement.

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Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information as of February 28, 2023 regarding (i) the beneficial ownership interest in our common stock of the directors and certain executive officers of the Corporation and the Bank, (ii) the beneficial ownership interest of all directors and executive officers of the Corporation, as a group, and (iii) the security holdings of each person, including any group of persons, known by the Corporation to be the beneficial owner of five percent (5%) or more of our common stock outstanding.

	Common Stock	Exercisable Options (a)	Vested Restricted Stock Units (b)	Total (c)	Percentage Of Class
Nominees and Directors:
John J. Bowen	9,840	—	860	10,700	0.06%
Steven J. Crandall	18,573	—	860	19,433	0.11%
Robert A. DiMuccio, CPA	11,706	—	860	12,566	0.07%
Joseph P. Gencarella, CPA (d)	250	—	—	250	—%
Mark K.W. Gim	28,481	—	—	28,481	0.17%
Edward O. Handy III	26,978	—	—	26,978	0.16%
Constance A. Howes, Esq.	2,870	—	860	3,730	0.02%
Joseph J. MarcAurele	44,354	—	860	45,214	0.27%
Kathleen E. McKeough (e)	14,460	—	2,070	16,530	0.10%
Sandra Glaser Parrillo	—	—	860	860	0.01%
John T. Ruggieri	1,192	—	860	2,052	0.01%
Edwin J. Santos	3,130	—	860	3,990	0.02%
Lisa M. Stanton	108	—	—	108	—%
Certain Executive Officers:
Ronald S. Ohsberg	5,093	—	—	5,093	0.03%
Kathleen A. Ryan	4,362	3,800	—	8,162	0.05%
James M. Hagerty	13,828	—	—	13,828	0.08%
All directors, nominees and executive officers as a group (22 persons)	248,990	23,175	8,950	281,115	1.65%
Beneficial Owners:
BlackRock, Inc. (f) 55 East 52nd St., New York, NY 10055	1,585,219	—	—	1,585,219	9.32%
Franklin Mutual Advisers, LLC (g) 101 John F. Kennedy Pky., Short Hills, NJ 07078	940,281	—	—	940,281	5.53%
FMR LLC (h) 245 Summer Street, Boston, MA 02210	1,253,511	—	—	1,253,511	7.37%
The Vanguard Group (i) 100 Vanguard Blvd., Malvern, PA 19355	936,915	—	—	936,915	5.51%
(a)Stock options that are or will become exercisable within 60 days of February 28, 2023.
(b)Restricted stock units that are or will become vested within 60 days of February 28, 2023.
(c)Total does not include a performance share unit award for Messrs. Handy, Gim, Ohsberg and Hagerty and Ms. Ryan and certain other executive officers that is based on the Corporation’s relative performance during the measurement period, which ended December 31, 2022 and was further subject to a time-based vesting period, which will end on March 16, 2023.  Relative performance results were not available as of March 14, 2023, and therefore, the final awards have not been ascertained.  Information regarding these grants including the current performance assumption is presented under the heading “Outstanding Equity Awards at Fiscal Year End” later in this Proxy Statement.
(d)Held by MidwayFour, LLC, of which Mr. Gencarella is a member. Mr. Gencarella disclaims beneficial ownership of the shares held by MidwayFour, LLC except to the extent of his pecuniary interest therein.

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(e)Ms. McKeough will reach age 72 prior to the Annual Meeting and pursuant to our By-laws, will resign from the Board effective April 25, 2023.
(f)Based on information set forth in a Schedule 13G filed with the SEC on January 24, 2023.
(g)Based on information set forth in a Schedule 13G/A filed with the SEC on January 31, 2023.
(h)Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2023.
(i)Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2023.

Executive Officers
The following is a list of all executive officers of the Corporation and the Bank with their titles, current ages and years of service, followed by certain biographical information.

Name	Title	Age	Years of Service
Edward O. Handy III	Chairman and Chief Executive Officer of the Corporation and the Bank	61	9
Mark K.W. Gim	President and Chief Operating Officer of the Corporation and the Bank	56	29
Ronald S. Ohsberg	Senior Executive Vice President, Chief Financial Officer and Treasurer of the Corporation and the Bank	58	5
Kristen L. DiSanto	Senior Executive Vice President, Chief Human Resources Officer and Corporate Secretary of the Corporation and the Bank	53	28
Mary E. Noons	Senior Executive Vice President and Chief Retail Lending Officer of the Bank	61	30
William K. Wray, Sr.	Senior Executive Vice President and Chief Risk Officer of the Bank	64	7
Dennis L. Algiere	Executive Vice President, Chief Compliance Officer & Director of Community Affairs of the Bank	62	27
Debra A. Gormley	Executive Vice President and Chief Retail Banking Officer of the Bank	67	12
James M. Hagerty	Executive Vice President and Chief Lending Officer of the Bank	65	10
Maria N. Janes, CPA	Executive Vice President, Chief Accounting Officer and Controller of the Corporation and the Bank	52	25
Kathleen A. Ryan, Esq.	Executive Vice President and Chief Wealth Management Officer of the Bank	57	7
Biographical information for Messrs. Handy and Gim are provided under the heading “Board of Directors” earlier in this Proxy Statement.
Ronald S. Ohsberg, CPA joined the Bank in 2017 as Executive Vice President and Treasurer. In 2017, he was promoted to Senior Executive Vice President and Treasurer. He was promoted to Senior Executive Vice President, Chief Financial Officer and Treasurer in 2018. Prior to joining the Bank, he served as Executive Vice President, Finance for Linear Settlement Services from 2016 to 2017, where he was responsible for all finance and accounting matters for the company. He served as Executive Vice President, Corporate Controller and Chief Accounting Officer for Citizens Financial Group from 2009 to 2016, where he was responsible for financial operations and reporting.
Kristen L. DiSanto joined the Bank in 1994 and held positions of increasing responsibility within Human Resources.  She was promoted to Senior Vice President, Human Resources in 2009, and to Executive Vice

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President, Human Resources in 2012. She was promoted to Senior Executive Vice President, Chief Human Resources Officer and Assistant Secretary of the Corporation and the Bank in 2017. She was promoted to Senior Executive Vice President, Chief Human Resources Officer and Corporate Secretary of the Corporation and the Bank in 2018.
Mary E. Noons joined the Bank in 1992 and has held positions of increasing responsibility in managing lending support, loan operations, secondary market, consumer lending, mortgage operations and mortgage origination. She was promoted to Senior Vice President in 2011. In 2016, she was promoted to Retail Lending division head, assuming responsibility for all mortgage and consumer lending activities. She was promoted to Executive Vice President in 2016, appointed Executive Vice President and Chief Retail Lending Officer in 2018 and appointed Senior Executive Vice President and Chief Retail Lending Officer in 2022. The Corporation has previously announced that Ms. Noons will assume the position of President and Chief Operating Officer following Mr. Gim’s retirement.
William K. Wray, Sr. joined the Bank in 2015 as Senior Vice President, Risk Management. He was promoted to Executive Vice President and Chief Risk Officer in September 2015 and to Senior Executive Vice President and Chief Risk Officer in 2017.  Prior to joining Washington Trust, he served as Chief Operating Officer for Blue Cross Blue Shield of Rhode Island from 2009 to 2015. From 1993 to 2008, he served in various executive leadership positions for Citizens Bank including Vice Chairman and Chief Information Officer, including responsibility for corporate risk and compliance programs.
Dennis L. Algiere joined the Bank in 1995 as Compliance Officer. He was promoted to Vice President, Compliance in 1996 and to Senior Vice President, Compliance and Community Affairs in 2001.  He was named Senior Vice President, Chief Compliance Officer and Director of Community Affairs in 2004, and promoted to Executive Vice President, Chief Compliance Officer and Director of Community Affairs in 2019.
Debra A. Gormley joined the Bank in 2011 as Senior Vice President, Retail Banking. She was promoted to Executive Vice President, Retail Banking in 2014, and appointed Executive Vice President and Chief Retail Banking Officer in 2018. Prior to joining Washington Trust, she served in various leadership positions for Citizens Bank, including as Retail Director with responsibility for management of a 54-branch network in Rhode Island.
James M. Hagerty joined the Bank in 2012 as Executive Vice President and Chief Lending Officer. From December 2001 until he joined Washington Trust, he served as Senior Vice President, Rhode Island Market Manager, for Citizens Bank, responsible for middle market and not-for-profit commercial lending. On February 5, 2023, Mr. Hagerty retired from his role as Chief Lending Officer. He continues to work on a part-time basis in an advisory role for the Commercial Banking division.
Maria N. Janes, CPA joined the Bank in 1997 as Accounting Officer, and was named Assistant Controller later that year. She has served as Controller since 1998, and was named Assistant Vice President in 1998; Vice President in 1999; and Senior Vice President in 2010. In 2016, she was promoted to Executive Vice President and Controller, and designated as Principal Accounting Officer of the Corporation and the Bank. In 2020, she was appointed Executive Vice President, Chief Accounting Officer and Controller of the Corporation and the Bank.
Kathleen A. Ryan, Esq. joined the Bank in 2015 as Senior Vice President, Client Services and Trust and Estate Services. In 2017, she was promoted to Executive Vice President, Wealth Management. In 2018, she was promoted to Executive Vice President and Chief Wealth Management Officer. Prior to joining the Bank, she was a partner at the law firm of Partridge Snow & Hahn LLP from 2001 to 2015, serving as Chair for the firm’s Trusts & Estates practice from 1999 to 2015.

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Compensation Risk Analysis
Annually, the Compensation Committee (the “Committee”) performs a complete review of the Corporation’s short-term and long-term incentive compensation plans to assess and ensure that arrangements do not encourage executives and/or other employees to take excessive risks.  The Committee Chair presents the results of this review to the Board.
As part of the review, the Committee analyzes governance practices, plan design, and policies and internal controls. The Committee identifies areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, compliance, strategic and reputational risks.  Following the completion of a detailed analysis, the Committee concluded that all incentive plans appropriately balance risk and reward, and align employee interests with shareholders based on the following observations:
▪We structure our pay to consist of fixed (salary) and variable compensation (cash incentive and equity). We believe variable elements provide an appropriate percentage of overall compensation to motivate executives to focus on performance, while fixed elements provide an appropriate and fair compensation level that does not encourage executives to take unnecessary or excessive risks.
▪Our compensation program balances short-term and long-term performance, and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance.
▪Most incentive plans (including plans covering executive officers) include a threshold, target and maximum award.  By establishing a maximum, we ensure that the compensation mix remains within acceptable ranges and limit excessive payments under any one element.
▪All incentive plan designs are reviewed and approved by the Committee annually.
▪Performance targets for the Annual Performance Plan, which covers most executives, are established annually by the Board.  We have internal controls over the measurement and calculation of the performance metrics, which are designed to prevent manipulation of results by any employee, including the executives. Additionally, the Board monitors the corporate performance metrics each month.
▪The Committee has the discretion to modify any plan payment downwards, allowing for consideration of the circumstances surrounding corporate and/or individual performance.
▪The Corporation has an Incentive Compensation Clawback and Forfeiture Policy that applies to the Corporation’s executive officers. In the event the Corporation is required to restate previously reported financial statements due to material noncompliance with any financial reporting requirements, executive officers are required to reimburse the Corporation for any cash or equity award that would not have been earned based on restated financial results. Among other things, this policy is intended to discourage executives from manipulating performance results that would assure a payment.
▪The Incentive Compensation Clawback and Forfeiture Policy also provides that, in the event of an executive’s misconduct, the Committee may require the executive to (a) reimburse the Corporation for any cash or equity award in an amount determined by the Committee; and (b) forfeit any outstanding cash or equity awards in whole or in part.
▪There are appropriate internal controls and oversight of the approval and processing of payments.
▪There are robust internal controls and segregation of duties throughout the Corporation, including areas responsible for making credit and investment decisions, as well as financial reporting.
▪The Corporation has a strong risk management and corporate governance framework to identify, measure, monitor and control current and emerging material risks. We have appointed a Chief Risk Officer to assist the Board and executive leadership in managing our overall risk program. Additionally, various committees of management and the Boards of the Corporation and the Bank may be responsible for evaluating and managing the risks associated with credit granting, interest rate and liquidity, investment portfolio management, fiduciary services and technology.

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▪Equity compensation consists of performance share units, restricted stock units, and stock options, which vest over a minimum of three years. These grants encourage a long-term perspective on overall corporate performance, which ultimately influences share price appreciation.  Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.
▪Annually, the Committee reviews our 25 top paid employees, regardless of position, providing added context and oversight to overall compensation throughout the Corporation.

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Compensation Discussion and Analysis
The Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to senior executives is fair, reasonable, competitive, performance-based and aligned with shareholder interests.

Executive Summary
Washington Trust had another year of solid financial results in 2022, despite significant economic challenges, inflationary pressures, and changes in the interest rate environment. We continue to be a high performing regional bank with a unique, competitive business model that features revenue diversity, a proven growth strategy, a lower risk profile, disciplined credit culture, and strong capital position, while delivering consistent shareholder returns. We continue to gain market share, attract new clients, and build existing relationships by offering a high level of personal service, digital solutions, and trusted advice. Key performance highlights and resulting compensation actions include:

How Did We Perform In 2022?
Wealth Management	Mortgage Banking	Lending	Retail Banking
At year end, assets under administration stood at $6.0 billion, a key source of noninterest income.	Total origination volume was $1.2 billion.	Total loans (commercial, residential and consumer) amounted to an all-time high of $5.1 billion at year end, up 20% from the prior year end.	Deposits totaled $5.0 billion at year end. This included $4.7 billion of in-market deposits, which grew by more than 4% during the year.

Corporate Results
Continued Earnings Strength	Strong Relative Performance	Excellent Asset Quality	Delivered Long-Term Shareholder Value
We generated $71.7 million in net income, or $4.11 per diluted share. Return on equity (ROE) was 14.49% and return on assets (ROA) was 1.17%.	ROE, dividend yield, total non-interest income as a percentage of total revenue and net charge offs as a percentage of average loans exceeded the 81st percentile of industry peers(a).	Asset quality indicators remained strong as nonperforming assets were 0.19% of total assets at year end.	We increased our dividend in 2022 by 8 cents, or 4%, over the prior year, which resulted in a dividend yield of 4.6% as of December 31, 2022.

How Did We Pay Our Executives?
Modest merit increases	Bonus payments aligned with performance	Performance-based equity grants to all executive officers
The Committee approved modest base salary increases for 2022 and 2023 in line with market trends.	Based on strong corporate and individual performance results, plan formulas resulted in above target payments under the Annual Performance Plan.	All executive officers received a grant of performance share units, which will be earned based on relative performance over a three-year period.
(a) Industry peer group includes all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.5 billion to $12.0 billion (Source: S&P Global Market Intelligence, for Nasdaq, NYSE and NYSE American listed companies reporting as of March 2, 2023).
The actions and the Committee’s decision-making process are further explained in the narrative following this summary. We believe these actions underscore that our compensation programs are built on a foundation of compensation best practices and sound governance practices, which we believe our shareholders demand, including:

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What We Do
✓	Ensure pay for performance alignment.
✓ Allocate a significant portion of total compensation to performance-based pay.
✓ Grant 100% of long-term equity compensation as performance-based awards for the CEO and all other named executive officers.
✓ Incentive metrics incorporate absolute and relative performance metrics.
✓ Review pay-performance alignment (i.e., realized and realizable pay).
✓	Engage an independent compensation consultant who reports directly to the Compensation Committee.
✓	Benchmark our practices annually to ensure executive compensation remains consistent with the market.
✓	Subject short-term and long-term incentive payments to caps.
✓	Perform an annual compensation risk assessment.
✓	Maintain share ownership guidelines.
✓	Require that change in control agreements contain double-trigger rather than single-trigger provisions.
✓	Subject cash and equity incentive awards to an Incentive Compensation Clawback and Forfeiture Policy.
What We Don’t Do
✗	We don’t maintain employment contracts.
✗	We don’t provide excise tax gross-ups on change in control payments.
✗	We don’t provide excessive perquisites.
✗	We don’t allow repricing of underwater options without shareholder approval.
✗	We don’t provide current payment of dividends or dividend equivalents on unearned long-term incentives.
✗	We don’t allow executive officers to engage in hedging.
Philosophy and Objectives
Our success is highly dependent on hiring, developing and retaining qualified people who are motivated to perform for the benefit of our shareholders, customers and community.  The Committee believes that an effective executive compensation program should be designed to reward the achievement of specific annual, long-term and strategic goals, and align executive interests with shareholders, with the ultimate objective of enhancing shareholder value.  The goal of our compensation program is to compensate senior leadership in a manner that encourages superior corporate performance, defined as at or above the top third of our peers.
Our compensation program places emphasis on:
▪attracting and retaining the best talent in the financial services industry;
▪providing compensation for key executives that is competitive with similarly-sized financial institutions;
▪linking pay to performance;
▪motivating executives to achieve the goals set in our strategic plan;
▪returning a fair value to shareholders; and
▪ensuring that compensation supports sound risk management practices.

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To these ends, the Committee believes that compensation packages provided to executives, including the named executive officers listed in this Proxy Statement, should include both cash and stock-based compensation that reward short-term and long-term performance as measured against established goals, both on an absolute and relative basis.

Factors Considered in Determining Pay Programs and Making Pay Decisions
The Committee is responsible for all executive compensation decisions and reports all actions to the Corporation’s Board. The following chart outlines the primary factors considered in determining executive compensation:

Determining Pay for the Chief Executive Officer		Determining Pay for Other Named Executive Officers
-	Compensation consultant’s analysis	-	Compensation consultant’s analysis
-	Market benchmarks	-	Market benchmarks
-	Corporate performance	-	Corporate and business unit performance
-	Internal and external economic conditions	-	Internal and external economic conditions
-	Tally sheets and wealth accumulation analyses	-	Tally sheets and wealth accumulation analyses
-	Compensation relative to other executives	-	Compensation relative to other executives
-	Assessment of the Chief Executive Officer’s performance by the independent directors of the Corporation’s Board	-	Chief Executive Officer’s assessment of the executive’s performance and compensation recommendations

Benchmarking Compensation
Prior to the beginning of each fiscal year, the Committee consults with Meridian Compensation Partners, LLC (“Meridian”), its independent compensation consultant, to assess the competitiveness and effectiveness of our executive compensation program.  In the fall of 2021, Meridian provided an analysis of base salary, short-term incentive, long-term incentive and total compensation practices of comparable companies in the banking industry, which was used by the Committee to establish compensation for 2022.  The compensation consultant considered individual compensation elements, as well as the total compensation package, and assessed the relationship of pay to performance.
In performing this analysis, Meridian used a peer group of banking institutions, which was reviewed and approved by the Committee.  The peer group included institutions of generally similar asset size, regional location, and to the extent possible, organizations with a wealth management business line since this represents a significant part of our business model.  At the time of peer group selection, the Corporation was positioned approximately at the median of the peer group in terms of total assets, with asset size ranging from $2.5 billion to $12.0 billion (approximately one-half to two times the size of the Corporation). All banks were based in the Northeast and Mid-Atlantic region.  The peer group used in the report presented for consideration of 2022 compensation decisions consisted of the following financial institutions:

Arrow Financial Corporation	Bar Harbor Bankshares	Brookline Bancorp, Inc.
Cambridge Bancorp	Camden National Corporation	CNB Financial Corporation
Enterprise Bancorp, Inc.	Financial Institutions, Inc.	First Commonwealth Financial Corporation
The First of Long Island Corporation	Lakeland Bancorp, Inc.	Mid Penn Bancorp
NBT Bancorp Inc.	OceanFirst Financial Corp.	Peapack-Gladstone Financial Corporation
Peoples Financial Services	S & T Bancorp, Inc.	Tompkins Financial Corporation
TrustCo Bank Corp NY	Univest Financial Corporation

A peer group analysis is limited to those positions for which compensation information is disclosed publicly. Therefore, the compensation consultant also relied on published compensation surveys to supplement peer group information, including the McLagan Regional & Community Banking Survey.  Similar asset and regional scope comparisons were used for the benchmarking analysis.

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Setting Pay and Mix
We target total compensation at the 50th percentile of market pay, with opportunities for upward or downward adjustment based on individual performance and actual corporate performance on an absolute and relative basis. Each executive has a target total compensation opportunity that consists of base salary, short-term cash incentive and long-term equity compensation elements. We believe that our target compensation mix (outlined below) allows our compensation to vary appropriately based on corporate and individual performance in a manner that is aligned with shareholder interests and represents sound risk management principles.
Because a substantial portion of compensation is based on short-term and long-term corporate, divisional and individual performance results, actual total compensation, as well as the percentage of compensation delivered under each element, will vary annually. We believe that our most senior executives should have a significant portion of pay provided through at-risk performance-based compensation elements.

Tally Sheets and Wealth Accumulation Analyses
Annually, the Committee reviews a presentation of total compensation, or “tally sheet,” for each executive officer. This detailed analysis of actual and potential compensation includes:
▪a summary of total compensation for the current and previous fiscal year, including actual allocation to each compensation element;
▪incentive opportunity and related performance levels needed to achieve threshold, target and maximum payouts;
▪the value of perquisites, if applicable;
▪potential value of unvested equity grants at various levels of stock performance;
▪overall total compensation ranking within the Corporation; and
▪potential post-employment payments.
The Committee uses the tally sheets to evaluate each executive officer’s total compensation, as well as the impact of the Corporation’s performance on compensation. We believe this analysis is an integral part of our evaluation of the executive compensation program.

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The Role of Shareholder Say-on-Pay Votes
The Corporation provides its shareholders with the opportunity to cast an annual non-binding advisory vote to approve the compensation of the named executive officers (the “say-on-pay proposal”). At the Annual Meeting of Shareholders held on April 26, 2022, 97% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. We believe this affirms shareholders’ support of our approach to executive compensation, and did not significantly change the approach in 2022. The Committee will continue to consider the outcome of annual say-on-pay votes when making future compensation decisions for the named executive officers.
Base Salary
Our base salaries consider market pay levels and reflect individual roles, performance, experience and leadership contribution.  Generally, base salaries are targeted at the 50th percentile of our peer group. After consideration of individual-based factors and market data, the Committee approved base salaries for the named executive officers as outlined below.

	2021 Salary	2022 Salary	2023 Salary
Handy	$670,000	$710,000	$750,000
Gim	$385,000	$405,000	$422,000
Ohsberg	$333,000	$351,000	$370,000
Ryan	$315,000	$326,000	$345,000
Hagerty	$320,000	$333,000	$333,000	(a)

(a)Reflects annualized salary for Mr. Hagerty, as in effect from January 1, 2023 through February 5, 2023, when he retired from his role as Chief Lending Officer. He continues to work on a part-time basis in an advisory role for the Commercial Banking division at a reduced rate of pay.

Short-Term Cash Incentive Compensation
The Committee believes that cash incentives are instrumental in motivating and rewarding executives for achievement of annual corporate and division goals.  All of our named executive officers participate in our Annual Performance Plan. In addition, Ms. Ryan participates in our Wealth Management Business Building Incentive Plan, which rewards achievement of growth targets for the wealth management business unit.
Plan terms, including the target bonus levels and relationship of payouts to achievement of financial metrics, were established by the Committee in consultation with the independent compensation consultant.  Annually, the Committee reviews the plans to ensure that they are designed in a manner that continues to motivate employees to achieve our strategic goals.

Cash Incentive Opportunities Under Annual Performance Plan
The Annual Performance Plan provides the opportunity to earn cash awards based on achievements relative to predefined corporate financial goals and individual performance. The plan has a maximum payout of 150% of target under both the corporate and individual performance components. The target incentive opportunity is a percentage of base salary earnings, and varies by role and level of responsibility as outlined in the following table.

	Target Incentive Opportunity	Allocation
		Corporate Performance	Individual Performance
Handy	50%	70%	30%
Gim	40%	70%	30%
Ohsberg	35%	60%	40%
Ryan	30%	60%	40%
Hagerty	35%	60%	40%

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Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. Plan payments are subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.

Performance Measures
Corporate performance is based on three financial metrics - net income, fully diluted earnings per share (EPS), and ROE, with each metric receiving equal weighting.  We believe these measures are an appropriate reflection of our annual performance, profitability and contribution to shareholders.
At the beginning of each year, the Board establishes performance targets based on our strategic objectives.  At the end of each year, the actual performance for each of the financial metrics is measured separately against its target. Corporate performance exceeding a threshold of 80% of the performance target will result in progressively increasing payment levels, ranging from 50% to 150% of the target award as outlined below.

Corporate Performance Results	Award Level (as a % of Target)
<80.0%	0.0%
80.0% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150.0%

Corporate performance is determined based on GAAP Net Income, EPS and ROE results, consistent with publicly released results. The Compensation Committee has the discretion to further modify goals or results (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation; or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. This would include, but is not limited to, one‐time acquisition‐related expenses and impact of stock repurchases, if applicable, to the extent such impact was not a factor in setting the original goals.
Individual performance awards range from 0% to 150% of the target, based on an assessment of executive performance against expectations established at the beginning of each year. Individual performance for the Chief Executive Officer is determined with consideration of matters such as leadership of the senior management team; community involvement and presence; market expansion and enhancement; strategic planning and implementation; corporate governance; investor relations; talent acquisition and development; diversity, inclusion and equity efforts; risk management; and ability to focus the Corporation on the long-term interests of our shareholders.  For the other named executive officers, individual performance is determined with consideration of matters such as leadership, strategic planning, and achievement of business unit operational and/or production goals. The Committee relies upon the assessment of the performance of the Chief Executive Officer by the independent directors of the Corporation’s Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives.

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2022 Awards
Corporate performance is determined based on GAAP Net Income, EPS and ROE results excluding one-time acquisition-related expenses and the impact of stock repurchases, if applicable, to the extent the impact was not a factor in setting the original goals. During 2022, the Corporation engaged in share repurchases which were not anticipated when plan goals were established. This share repurchase activity enhanced EPS by $.03 and ROE by 0.14%, and such enhancement was removed in determining corporate performance, as required under the plan. Corporate performance targets, GAAP results and adjusted actual results for 2022 are outlined in the following table. This performance resulted in a payout of 133.3% for the corporate performance component.

Metric	2022 Performance Targets	2022 GAAP Results	Exclusion on Impact of Share Repurchase Activity	2022 Adjusted Results	Award Level
Net Income	$65,854,000	$71,681,000	$0	$71,681,000	125.0%
EPS	$3.75	$4.11	$(0.03)	$4.08	125.0%
ROE	11.28%	14.49%	(0.14)%	14.35%	150.0%
Final Corporate Performance Award					133.3%

Individual performance was assessed based on the criteria described earlier.  The Committee noted the following regarding the individual performance of the named executive officers:
▪Mr. Handy received a 140.2% award under the individual performance component in recognition of his exceptional efforts in leading the Corporation. This is evidenced by strong profitability results and solid peer group performance, as well as record total assets, all-time high total loans, a strong credit culture and solid deposit gathering activity during the year. In making this award determination, the Committee recognized Mr. Handy’s continued guidance for strategic initiatives; strengthening and expanding the corporate brand; driving organic growth while effectively managing risk; leadership in ESG matters, including a strategic focus on diversity, inclusion and equity; acquiring key talent in order to position the Corporation for future success; and strong contribution to our investor relations efforts. The Committee also considered his efforts in planning for and executing a smooth succession and transition plan for several leadership positions, including the President and Chief Operating Officer.
▪Mr. Gim received a 142.1% award under the individual performance component due to strong job performance, as well as his contributions to the Corporation’s overall success. The Committee recognized the strong performance of the business lines under his leadership, including most notably, the retail lending business unit, which originated $1.2 billion in mortgages despite a challenging interest rates environment; the wealth management division, which had $6 billion in assets under administration at the end of 2022; and the retail banking business unit, which reached $5 billion in deposits while successfully navigating continued staffing challenges due to the pandemic and labor shortages. Additionally, the Committee recognized Mr. Gim’s significant contributions to the planning and execution of strategic initiatives, as well as his strong contribution to our investor relations efforts.
▪Mr. Ohsberg received a 115.8% award under the individual performance component due to solid job performance, as well as his contributions to the Corporation’s overall success. This includes, most notably, strategic analysis regarding key financial aspects of our business, leadership in executing strategic initiatives, guidance regarding capital management strategies, and his strong contribution to our investor relations efforts.
▪Ms. Ryan received a 107.0% award under the individual performance component due to solid job performance, as well as her contributions to the Corporation’s overall success. This includes her strategic efforts to increase the profitability of the wealth management division through strong

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business development activities, maximizing capabilities, optimizing systems, streamlining processes and leveraging internal talent.
▪Mr. Hagerty received a 111.3% award under the individual performance component due to strong job performance, as well as his contributions to the Corporation’s overall success. Under his leadership, total commercial loans reached $2.5 billion at the end of 2022, an increase of nearly 9% from 2021, and the Corporation had successful deposit gathering results for commercial and cash management customers.
Annual Performance Plan awards for the named executive officers are outlined in the following table:

	Corporate Performance Component Award (133.3%)	Individual Performance Component Award (0-150%)	Total Plan Payment	Overall Percentage of Plan Target
Handy	$330,891	$149,109	$480,000	135.4%
Gim	$151,018	$68,982	$220,000	135.9%
Ohsberg	$98,158	$56,842	$155,000	126.3%
Ryan	$78,170	$41,830	$120,000	122.8%
Hagerty	$93,146	$51,854	$145,000	124.5%

Wealth Management Business Building Incentive Plan
Ms. Ryan is eligible for an additional incentive payment based upon the performance of the wealth management division.  This incentive is intended to drive growth in the wealth management business line, which is an important contributor to our net income.  Plan performance is measured in terms of division pre-tax earnings, revenues, and net new assets under management (new accounts and solicited additions/upgrades less lost business, excluding routine flows and market appreciation/depreciation).  The target payment is $90,000 ($30,000 for each metric), with a range of 0% to 150% based upon actual performance.  The plan payment is determined by assessing achievement of each metric individually against its target.  Performance exceeding a threshold of 70% of the performance target will result in progressively increasing payment levels, ranging from 25% to 150% of the target award.  Regardless of the actual award determined by the plan parameters, the Committee has the discretion to modify any award downwards. Plan payments are subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.
In 2022, plan targets were:  (i) division pre-tax earnings of $19,289,600; (ii) division revenues of $46,511,300; and (iii) net new assets under management of $65,000,000.  During 2022, the wealth management division met 77.5% of the pre-tax earnings goal, 85.0% of the revenue goal, and 0% of the net new assets under management goal.  This performance resulted in a total bonus payment of $33,750 to Ms. Ryan under this plan, which is equal to 37.5% of the plan target.

Long-Term Equity Incentive Compensation (100% Performance-Based Equity)
The granting of stock-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interests of management with shareholders; provides an opportunity for increased executive stock ownership; aids in executive retention; and rewards executives for focusing on long-term stock value.  In determining the form of equity to be granted, the Committee considers many factors, including the ability to drive corporate performance; retention and stock ownership; tax and accounting treatment; and impact on dilution.

Performance Share Unit Awards in 2022
We are committed to providing compensation that reinforces a strong link between pay and performance for our executive leadership team. Our equity compensation program is designed to achieve this objective. Therefore, 100% of all long-term equity incentive grants to named executive officers were made in the form of performance share units in 2022. The awards of performance share units were designed to

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position total compensation at the 50th percentile with opportunities for upward and downward adjustment based on actual corporate performance compared to an industry comparator group, providing true pay for performance through the leveraging of equity awards.
Selecting and defining the performance measurements for the award was a critical decision for the Committee. Measures needed to reflect our strategic plan and growth strategy, as well as shareholder expectations.  In addition, measures had to be within the control and influence of the grantees so that there is a true correlation between actual contribution and reward.  After reviewing a number of performance metrics, the Committee decided to base performance on relative core return on equity (“Relative Core ROE”) and relative core earnings per share growth (“Relative Core EPS Growth”), with the two metrics having equal weighting. Provisions related to the 2022 awards are outlined below.
▪Range of potential awards: 0% to 200% of the target award.
▪Performance measurement period: January 1, 2022 through December 31, 2024.
▪Performance criteria: Relative Core ROE and Relative Core EPS Growth performance. Core measurements are objectively defined by S&P Global Market Intelligence as GAAP results adjusted to use net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items. S&P Global Market Intelligence uses a consistent tax rate in all tax adjusted metrics.
▪Industry comparator group: All publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.5 billion to $12.0 billion (based on information published by S&P Global Market Intelligence).
▪Dividend equivalents: Dividends will be paid retroactively in cash only on earned shares once the award is earned and the earned shares are actually issued.
2022 performance share unit awards to the named executive officers are summarized in the following table:

	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
Relative Performance (a)	0-25th percentile	25th percentile	50th percentile	100th percentile
Handy	—	3,595	7,190	14,380
Gim	—	1,710	3,420	6,840
Ohsberg	—	1,335	2,670	5,340
Ryan	—	1,155	2,310	4,620
Hagerty	—	1,155	2,310	4,620
(a)The Corporation must achieve threshold performance at the 25th percentile for each metric to qualify for an award based on that metric. Payouts range from 50% to 200% of the target award based on a straight line interpolation for performance from the 25th percentile to the 100th percentile.
______________________

Except as outlined in the next sentence, each award is subject to forfeiture in the event of the executive’s termination of employment prior to the three-year anniversary of the grant. Each award is subject to acceleration in the event of a change in control, death, retirement or disability prior to the three-year anniversary of the grant, with the number of earned shares based on the Corporation’s performance during a shortened performance period. This shortened performance period will include any completed calendar year and year-to-date performance through the last completed calendar quarter preceding the acceleration event, with partial years weighted accordingly. In the event of retirement or disability, the earned shares will be further adjusted for the number of completed months within the 36-month vesting period. The grant is subject to recoupment as described under the heading “Compensation Discussion and Analysis - Incentive Compensation Clawback and Forfeiture Policy” later in this Proxy Statement.

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2019 Performance Share Unit Awards that Became Earned in 2022
In 2019, Messrs. Handy, Gim, Ohsberg and Hagerty and Ms. Ryan were granted performance share units with an opportunity to earn from 0% to 200% of the target award based on the Corporation’s Relative Core EPS Growth and Relative Core ROE performance during the measurement period of January 1, 2019 through December 31, 2021. These grants were structured in the same manner described earlier, except that the industry comparator group was based on all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.0 billion to $9.0 billion. On April 11, 2022, the Committee certified the following performance results:

	Percentile Ranking
Metric	Calendar Year 2019	Calendar Year 2020	Calendar Year 2021	Weighted Average
Core Return on Equity	93.9%	87.9%	83.8%	88.5%
Core EPS Growth	24.2%	49.9%	10.5%	28.2%
Final Performance Relative to Industry Comparator Group				58.4%

Based on this performance, the executives earned 116.8% of the target award, plus dividends payable on earned shares from the grant date through the issuance date. The final earned awards are outlined in the following table.

	Range of Payouts (# of Shares)				Final Award Earned
	Minimum	Threshold	Target	Maximum	Shares	Dividends
Handy	—	3,600	7,200	14,400	8,410	$56,263
Gim	—	1,800	3,600	7,200	4,205	$28,131
Ohsberg	—	1,400	2,800	5,600	3,270	$21,876
Ryan	—	1,250	2,500	5,000	2,920	$19,535
Hagerty	—	1,250	2,500	5,000	2,920	$19,535

Subsequent Committee Actions in 2023
In early 2023, the Committee granted performance share units to Messrs. Handy and Ohsberg and Ms. Ryan. Neither Mr. Gim (who announced his intent to retire on April 25, 2023) nor Mr. Hagerty (who retired from his role as Chief Lending Officer on February 5, 2023) were included in this equity grant. The awards were structured in the same manner as the performance share unit awards made in 2022, except that the industry comparator group was based on all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.5 billion to $12.5 billion (based on information published by S&P Global Market Intelligence). Each executive has the opportunity to earn from 0% to 200% of the target award depending on the Corporation’s performance during the measurement period, which is January 1, 2023 through December 31, 2025. The awards are outlined in the following table:

	Range of Payouts (# of Shares)
	Minimum	Threshold	Target	Maximum
Relative Performance	0-25th percentile	25th percentile	50th percentile	100th percentile
Handy	—	4,755	9,510	19,020
Ohsberg	—	1,760	3,520	7,040
Ryan	—	1,555	3,110	6,220

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Compensation-Related Policies and Practices
Stock Ownership and Equity Retention Guidelines
The Committee believes that stock ownership aligns financial interests with shareholders and focuses executives and directors on long-term company performance.  We have established stock ownership guidelines for executives and directors as outlined below.  Until ownership targets are achieved, equity grant retention guidelines apply.

	Stock Ownership Requirement	Equity Grant Retention Guideline
Chief Executive Officer	2 times base salary	50% of all vested equity grants (a)
All Other Named Executive Officers	1 times base salary	50% of all vested equity grants (a)
Non-employee Directors	5 times retainer (b)	100% of all vested equity grants
(a)Net of any shares withheld to satisfy the tax liability or fund the purchase price of such grant.
(b)Expected within five years of joining the Board.
_______________________

As of December 31, 2022, Messrs. Gim and Hagerty had met the applicable ownership target. Ms. Ryan and Messrs. Handy and Ohsberg are adhering to the retention guidelines. Directors Bowen, Crandall, DiMuccio, MarcAurele and McKeough have met the applicable ownership target. Directors Gencarella, Howes, Parrillo, Ruggieri, Santos and Stanton are adhering to the retention guidelines.

Anti-Hedging Policy
To ensure alignment of the interests of our shareholders with all of our directors, officers, employees and consultants, including our named executive officers, the Corporation’s Insider Trading Policy prohibits directors, executive officers and certain other employees from engaging in hedging transactions with respect to the Corporation’s securities. Further, pledging of the Corporation’s securities is permitted on a case by case basis with the approval of the Audit Committee; currently no named executive officer has pledged any stock.

Incentive Compensation Clawback and Forfeiture Policy
In order to further align management’s interests with the interests of shareholders and support good governance practices, all cash incentive awards and performance share unit awards made prior to March 2020 to the named executive officers included a recoupment or “clawback” provision. In the event that the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the executive will be required to reimburse the Corporation for any amount that would not have been earned based on the restated financial results.
In March 2020, the Corporation expanded its recoupment policy through the adoption of the Incentive Compensation Clawback and Forfeiture Policy, which applies to all future cash incentive payments and equity compensation grants after that date. The policy provides that:
▪In the event (a) the Corporation is required to restate previously reported financial statements due to material noncompliance with any financial reporting requirements or (b) it is discovered that an award was based on materially inaccurate performance results (whether or not the executive was responsible for the inaccuracy), executive officers are required to reimburse the Corporation for any cash or equity award that would not have been earned based on the financial results contained in the restatement or corrected or adjusted performance results.
▪In the event of (a) the executive’s misconduct; (b) the gross or willful failure of the executive to take action with respect to any act(s) of misconduct by an employee in his or her business unit; or (c) the executive directs any other person to take any act(s) of misconduct, the Compensation Committee may require the executive to reimburse the Corporation for any cash or equity award made within

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the three-year period preceding the triggering event, in an amount determined by the Committee and/or forfeit any outstanding cash or equity grants in whole or in part.
Under the policy, misconduct is defined as the occurrence of any one or more of the following events:
▪a willful act of dishonesty by the executive with respect to any material matter involving the Corporation or any of its subsidiaries or affiliates;
▪a gross or willful violation of the Corporation’s policies and/or the Code of Ethics;
▪actions that have caused or might reasonably be expected to cause significant reputational or other harm to the Corporation;
▪the commission by the executive or indictment of the executive for (i) a felony or (ii) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, means an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); or
▪the gross or willful failure by the executive to substantially perform his or her duties with the Corporation (after being provided written notice of the scope and nature of the failure, with the opportunity for the executive to remedy such failure).
The Compensation Committee has the sole authority regarding all determinations for the application and operation of the policy.

Deductibility of Executive Compensation
Tax Deductibility Under Section 162(m) of the Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to “covered employees” of the company. The Board and the Compensation Committee believe that stockholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our Board and Compensation Committee consider the potential effects of Section 162(m) of the Code on the compensation paid to our named executive officers, in light of the constraints imposed by Section 162(m) and our desire to maintain flexibility in compensation decisions, the Board and the Compensation Committee do not necessarily limit compensation to amounts deductible under Section 162(m).

Retirement and Other Benefits
Pension Plan
The Bank maintains a tax-qualified defined benefit Pension Plan. Plan entry was closed for all new hires and rehires after September 30, 2007, and all benefit accruals will be frozen on December 31, 2023. Mr. Gim continued to accrue benefits under the Pension Plan in 2022. Messrs. Handy, Ohsberg and Hagerty and Ms. Ryan were hired after September 30, 2007, and therefore, are not eligible to participate in the Pension Plan.
Pension benefits are available at normal retirement age (typically age 65), with reduced benefits available as early as age 55 with ten years of service. The annual pension benefit for an employee retiring at normal retirement age is the sum of (1) 1.2% of average annual pension compensation plus (2) 0.65% of average annual pension compensation in excess of the Social Security covered compensation level, multiplied by the number of years of service limited to 35 years. Pension compensation consists of base salary plus payments pursuant to the Annual Performance Plan and other cash-based payments, subject to IRS qualified plan limits ($305,000 in 2022). In 2022, the Social Security covered compensation level was $97,620 for a participant retiring at age 65.

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Supplemental Pension Plan
The Bank also offers a Supplemental Pension Plan, which provides for payments of certain amounts that would have been received under the Pension Plan in the absence of IRS limits. Benefits payable under the Supplemental Pension Plan are an unfunded obligation of the Bank. Mr. Gim continued to accrue benefits under the Supplemental Pension Plan in 2022.

401(k) Plan
The Bank maintains a 401(k) Plan that covers substantially all employees, and is an essential part of the retirement package needed to attract and retain employees.  The Plan provides for deferral of up to the lesser of 75% of plan compensation or the annual dollar limit prescribed by Internal Revenue Code of 1986, as amended (the “Code”).
The Bank matches 100% of the first 1% and 50% of the next 4% of each participant’s salary deferrals up to a maximum match of 3% of plan compensation.  Additionally, certain eligible employees who are hired or rehired after September 30, 2007, and therefore, excluded from participation in the Pension Plan, including Messrs. Handy, Ohsberg and Hagerty and Ms. Ryan, are eligible for a non-elective employer contribution of 4% of plan compensation. Participants become vested in employer contributions after two years of service.

Nonqualified Deferred Compensation Plan
We provide a Nonqualified Deferred Compensation Plan that permits key employees, including the named executive officers, to defer salary and bonus with the opportunity for supplemental retirement and tax benefits.  The plan also provides for credits of certain amounts that would have been contributed by the Bank under the 401(k) Plan, but for the deferral under the Nonqualified Deferred Compensation Plan and IRS limitations on annual compensation under qualified plans.  Further, Mr. Handy receives an additional employer contribution of 5% of salary annually. Participants become vested in employer contributions after two years of service.
Deferrals are credited with earnings/losses based upon the participant’s selection of investment measurement options (described further under the heading “Nonqualified Deferred Compensation Plan” later in this Proxy Statement). Because all investment measurement options are publicly-traded mutual funds, we do not consider any of the earnings credited under the Nonqualified Deferred Compensation Plan to be “above market”.  Benefits payable under this plan are an unfunded obligation of the Bank.

Welfare Benefits
In order to attract and retain employees, we provide certain welfare benefit plans to our employees, which include medical and dental insurance benefits.  The named executive officers participate in the medical and dental insurance plans under the same terms as our other full-time employees.  All full-time employees, including the named executive officers, are offered cash-in-lieu of medical coverage that would otherwise have been provided.
We provide two times salary in life and accidental death and dismemberment insurance to our full-time employees, including the named executive officers, through a combination of group insurance contracts and split dollar arrangements under bank-owned life insurance policies.  The life insurance benefit provided to the named executive officers does not exceed the benefit offered to other full-time employees.
We also provide disability insurance to our full-time employees, including the named executive officers, which provides up to 60% of base salary income replacement after six months of qualified disability.  In order to obtain a competitive group rate, the group disability policy limited covered base salary to $319,080 in 2022.  This group plan limit did not fully cover the base salary of certain named executive officers.  To provide a benefit commensurate with the benefits provided to other full-time employees, we reimburse Mr. Handy for a pro-rata share of his personal disability insurance policy.

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Perquisites and Other Benefits
We provide named executive officers with perquisites and other benefits that the Committee believes are reasonable and consistent with our overall compensation program.  Perquisites include transportation benefits and club memberships, as appropriate for business purposes.  Annually, the Committee reviews the perquisites and other benefits provided to named executive officers.  In addition, on an annual basis, the Compensation Committee Chair reviews the expense reports of the named executive officers to ensure that all reimbursements are reasonable and appropriate.  On January 19, 2023, this review was completed with respect to 2022 expense reimbursements and no exceptions were noted.
Change in Control Agreements
The Committee believes that change in control agreements (“CIC Agreements”) promote stability and continuity of senior leadership, as well as eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders. Therefore, we have entered into CIC Agreements with all of the named executive officers.
Upon a termination event (as defined in the CIC Agreements) in connection with a change in control, the named executive officers would be eligible for (a) a severance payment equal to a multiple of the sum of base salary in effect at the time of termination plus the average bonus paid within the three-year period prior to the change in control; and (b) benefit continuation for a period of additional months of medical and dental insurance coverage.  The terms for each executive are set forth in the following table.

	Multiple of Base and Bonus	Length of Benefit Continuation
Handy	3	36 months
Gim, Ohsberg, Ryan and Hagerty	2	24 months

Payments and benefits otherwise provided to the executive in connection with a change in control will be reduced so that no portion would be subject to the excise tax imposed by Section 4999 of the Code, if such reduction would result in a greater amount of payments and benefits on a net after-tax basis.
Payments under the CIC Agreements would be triggered if:
▪in the event of a change in control (as defined in the CIC Agreements) of the Corporation or the Bank, (a) the Corporation or the Bank terminates the executive for reasons other than for Cause (as defined in the CIC Agreements) or death or disability of the executive within 12 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the CIC Agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a material reduction in the executive’s salary, relocation, or a failure of the Corporation or the Bank to obtain an effective agreement from any successor to assume the CIC Agreements; or
▪the executive is terminated by the Corporation or the Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.
The CIC Agreements require the executive to provide a general release of claims to receive payment under the agreement and provide an opportunity for the Corporation to remedy a “Good Reason” triggering event. Further, should a six-month delay in payments be required by Section 409A(a)(2)(B)(i) of the Code, we have agreed, upon the executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement with management.  Based on that review and discussion, the Compensation Committee recommended to the Corporation’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The foregoing report has been furnished by the members of the Compensation Committee:

Edwin J. Santos (Chair)	John J. Bowen	Robert A. DiMuccio, CPA
Constance A. Howes, Esq.	Kathleen E. McKeough	Sandra Glaser Parrillo

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Executive Compensation
Summary Compensation Table
The following table shows, for the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020, the compensation of the person who served as Chief Executive Officer of the Corporation (the “CEO”), Chief Financial Officer of the Corporation (the “CFO”), and each of the three most highly compensated executive officers of the Corporation and/or the Bank, serving at the end of the last completed fiscal year, other than the CEO and CFO, whose total compensation exceeded $100,000 in each year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (a)	Bonus ($)	Stock Awards ($) (b)		Non-Equity Incentive Plan Compensation ($) (a) (c) (d)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (e)		All Other Compensation ($) (f)	Total ($)
Edward O. Handy III	2022	709,231	—	597,014	(g)	480,000	—		115,765	1,902,010
Chairman and Chief Executive Officer of the Corporation and Bank	2021	669,385	—	563,399	(h)	500,000	—		109,323	1,842,107
	2020	629,769	—	529,383	(i)	385,000	—		102,561	1,646,713
Mark K.W. Gim	2022	404,615	—	283,976	(g)	220,000	—	(j)	24,881	933,472
President and Chief Operating Officer of the Corporation and Bank	2021	384,692	—	270,070	(h)	225,000	227,401		23,704	1,130,867
	2020	364,892	—	255,829	(i)	175,000	643,102		23,194	1,462,017
Ronald S. Ohsberg, CPA	2022	350,654	—	221,701	(g)	155,000	—		24,636	751,991
Senior Executive Vice President, Chief Financial Officer and Treasurer of the Corporation and Bank	2021	332,723	—	209,983	(h)	155,000	—		23,653	721,359
	2020	314,908	—	198,818	(i)	130,000	—		22,442	666,168
Kathleen A. Ryan	2022	325,788	—	191,809	(g)	153,750	—		34,234	705,581
Executive Vice President and Chief Wealth Management Officer of the Bank	2021	314,831	—	182,846	(h)	252,500	—		33,265	783,442
	2020	303,931	—	176,781	(i)	171,250	—		32,764	684,726
James M. Hagerty	2022	332,750	—	191,809	(g)	145,000	—		33,142	702,701
Executive Vice President and Chief Lending Officer of the Bank	2021	319,769	—	182,846	(h)	140,000	—		32,276	674,891
	2020	304,885	—	176,781	(i)	115,000	—		31,501	628,167
(a)The following table outlines deferrals of salary and bonus under the Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”):

Named Executive Officer	Salary Deferrals ($)			Non-Equity Incentive Plan Compensation Deferrals ($) (1)
	2022	2021	2020	2022	2021	2020
Handy	177,308	200,815	94,466	48,000	375,000	96,250
Gim	50,000	30,000	25,000	208,239	—	—
Ohsberg	35,065	33,272	31,491	15,500	15,500	13,000
Ryan	32,579	—	—	30,750	63,125	—
Hagerty	33,275	41,570	30,489	14,500	14,000	11,500
(1)Payments were accrued in the year indicated and paid in the succeeding fiscal year.
(b)Amount listed reflects the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) ASC Topic 718 in the year indicated. For 2022, assumptions related to the financial

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reporting of stock awards are presented in Note 17 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”).
(c)Except as noted, amounts were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2022 bonus was paid in fiscal 2023; 2021 bonus was paid in fiscal 2022; and 2020 bonus was paid in fiscal 2021.
(d)Amount listed reflects payments under the Annual Performance Plan and Wealth Management Business Building Incentive Plan as outlined earlier in this Proxy Statement.
(e)Amount reflects aggregate change in the value of accumulated benefits under the Pension Plan and Supplemental Pension Plan between December 31 of the year indicated and December 31 of the prior year. The amount represents the increase due to an additional year of service; increases in average annual compensation; increases or decreases due to the passage of time; and increases or decreases due to changes in assumptions. Assumptions for 2022 are described in footnotes to the Pension Benefits table included later in this Proxy Statement. Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which is age 65. The present value calculation for the Pension Plan reflects a 50% probability that the pension is paid as a lump sum and a 50% probability that it is paid as a life annuity. The present value calculation for the Supplemental Pension Plan assumes payment as a life annuity.
(f)The following table shows the components of this column for 2022:

Named Executive Officer	Life and Disability Insurance ($)		Cash in Lieu of Benefits ($)	Employer Contributions		Country Club Membership ($)	Auto and Parking Allowance ($)	Value of Non-cash Items ($)	Total ($)
				401(k) Plan ($)	Nonqualified Plan ($)
Handy	8,847	(1)	—	21,350	63,758	9,450	12,360	—	115,765
Gim	90		—	9,150	2,989	3,892	8,760	—	24,881
Ohsberg	90		—	21,350	3,196	—	—	—	24,636
Ryan	349		1,500	20,525	2,280	7,000	2,580	—	34,234
Hagerty	90		—	20,963	2,329	7,000	2,760	—	33,142
(1)Amount includes a disability insurance premium of $8,757. All other amounts reflect life insurance premiums.
(g)Reflects the fair value of a performance share unit award based on a grant date probable outcome assumption of performance at the 70th percentile; the maximum value of this award assuming performance at the highest level for Messrs. Handy, Gim, Ohsberg and Hagerty and Ms. Ryan is $852,878; $405,680; $316,715; $274,012; and $274,012, respectively.
(h)Reflects the fair value of a performance share unit award based on a grant date probable outcome assumption of performance at the 70th percentile; the maximum value of this award assuming performance at the highest level for Messrs. Handy, Gim, Ohsberg and Hagerty and Ms. Ryan is $804,856; $385,814; $299,975; 261,209; and $261,209, respectively.
(i)Reflects the fair value of a performance share unit award based on the grant date probable outcome assumption of performance at the 70th percentile; the maximum value of this award assuming performance at the highest level for Messrs. Handy, Gim, Ohsberg and Hagerty and Ms. Ryan is $756,262; $365,470; $284,026; $252,544; and $252,544, respectively.
(j)Between December 31, 2022 and December 31, 2021, the value of Mr. Gim’s accumulated benefits under the Pension Plan and Supplemental Pension Plan decreased by $422,573 and $295,438. As the instructions indicate, the aggregate decrease is not listed in this table.

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Grants of Plan-Based Awards
The following table contains information concerning grants of plan-based awards under our cash and equity incentive plans to the named executive officers during the year ended December 31, 2022.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Handy	03/14/22	177,308	354,615	531,923	(a)
	01/24/22					3,595	7,190	14,380	(b)	—	—	—	597,014	(c)
Gim	03/14/22	80,923	161,846	242,769	(a)
	01/24/22					1,710	3,420	6,840	(b)	—	—	—	283,976	(c)
Ohsberg	03/14/22	61,365	122,729	184,094	(a)
	01/24/22					1,335	2,670	5,340	(b)	—	—	—	221,701	(c)
Ryan	03/14/22	48,869	97,737	146,606	(a)
	03/14/22	22,500	90,000	135,000	(d)
	01/24/22					1,155	2,310	4,620	(b)	—	—	—	191,809	(c)
Hagerty	03/14/22	58,231	116,462	174,693	(a)
	01/24/22					1,155	2,310	4,620	(b)	—	—	—	191,809	(c)
(a)Reflects the 2022 threshold, target and maximum award available under the Annual Performance Plan.  Awards under the Annual Performance Plan are based upon achievement of both corporate and individual goals.  Threshold awards assume corporate performance at 80% of plan (resulting in a 50% payout on the corporate performance component) and individual performance at 50%.  This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms were approved by the Committee.
(b)Reflects the threshold, target and maximum number of shares available under the performance share unit award granted on January 24, 2022. This grant is described under the heading “Compensation Discussion and Analysis - Long-Term Equity Compensation (Performance-Based Equity)” earlier in this Proxy Statement.
(c)For purposes of this table, we have assumed that relative performance will be at the 70th percentile, resulting in a 140% award.  The actual number of shares that will be earned will depend on the Corporation’s relative performance during the performance measurement period and, therefore, actual amounts may be different.
(d)Reflects the 2022 threshold, target and maximum award available under the Wealth Management Business Building Incentive Plan.  This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.  The actual award is reflected in the Summary Compensation Table.  The grant date represents the date the terms were approved by the Compensation Committee.

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards:
									Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
	Exercisable	Unexercisable
Handy						13,260	(b)	625,607
									17,440	(c)	822,819
									14,380	(d)	678,448
									5,540	(e)	261,377
Gim						6,408	(b)	302,329
									8,360	(c)	394,425
									6,840	(d)	322,711
									2,780	(e)	131,160
Ohsberg						4,980	(b)	234,956

									6,500	(c)	306,670
									5,340	(d)	251,941
Ryan	2,000			$40.25	10/18/2026
	1,800			$58.05	10/17/2027
						4,428	(b)	208,913
									5,660	(c)	267,039
									4,620	(d)	217,972
Hagerty						4,428	(b)	208,913
									5,660	(c)	267,039
									4,620	(d)	217,972
(a)Based upon market closing price of $47.18 on December 30, 2022, the last trading day of our 2022 fiscal year.
(b)Amount represents a performance share unit award that was based on the Corporation’s relative performance during the performance measurement period beginning January 1, 2020 and ending December 31, 2022, and was further subject to a time-based vesting period, which will end on March 16, 2023. For purposes of this table, we have estimated that the Corporation’s relative performance will be at a percentile ranking of 60.0, resulting in 120.0% of the target award being earned. Final performance results will be ascertained in early 2023, and may be different than the amount listed in this table.
(c)For purposes of this table, we have included the maximum number of shares that can be earned.  The actual number of shares that will be earned under this award depends on the Corporation’s relative performance during the performance measurement period beginning on January 1, 2021 and ending December 31, 2023. We estimate relative performance at the percentile ranking of 60.0 resulting in a 120.0% award.  Actual results may be different.
(d)For purposes of this table, we have included the maximum number of shares that can be earned. The actual number of shares that will be earned under this award depends on the Corporation’s relative performance during the performance measurement period beginning on January 1, 2022 and ending December 31, 2024. We estimate relative performance at the percentile ranking of 65.0, resulting in a 130.0% award.  Actual results may be different.
(e)Amount represents a performance share unit award that was based on the Corporation’s relative performance during the performance measurement period beginning January 1, 2018 and ending December 31, 2022, and was further subject to a time-based vesting period, which ended on January 18, 2023. For purposes of this table, we have estimated that the Corporation’s relative performance will be at a percentile ranking of 62.0, resulting in 124.0% of the target award being earned. Final performance results will be ascertained in early 2023, and may be different than the amount listed in this table.

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Option Exercises and Stock Vested
The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and stock awards that vested during the year ended December 31, 2022.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Handy	—	—	8,410	(a)	468,605	(b)
Gim	—	—	4,205	(a)	234,303	(b)
Ohsberg	—	—	5,270	(c)	282,804	(d)
Ryan	—	—	2,920	(a)	162,702	(b)
Hagerty	—	—	2,920	(a)	162,702	(b)
(a)Amounts shown represent the final settlement of a performance share unit award granted on January 17, 2019. This award and related performance results are discussed under the heading “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation (Performance-Based Equity)” earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Messrs. Handy, Gim and Hagerty and Ms. Ryan acquired a net amount of 4,597; 2,299; 1,597; and 1,597 shares, respectively.
(b)Amount represents the value of shares earned and related dividends on the date performance results were certified by the Committee.
(c)Amount shown represents the final award under a performance share unit grant made on January 17, 2019, as well as the vesting of 2,000 restricted stock units granted on June 1, 2017. The performance share unit award and related performance results are discussed in the “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation (Performance-Based Equity)” earlier in this Proxy Statement. Taking into consideration shares withheld for payment of applicable taxes, Mr. Ohsberg acquired a net amount of 1,788 shares from his performance share unit award and 1,110 shares from the vesting of his restricted stock units.
(d)Amount shown represents the value of shares earned and related dividends on the date performance results were certified by the Committee for the performance share unit grant made on January 17, 2019 and the value of restricted stock units that vested during the year.

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Pension Benefits
The following table sets forth information with respect to the pension benefits of the named executive officers. Information about the Pension Plan and Supplemental Pension Plan can be found under the heading “Compensation Discussion and Analysis - Retirement and Other Benefits” earlier in this Proxy Statement. Messrs. Handy, Ohsberg and Hagerty and Ms. Ryan are not eligible to participate in these retirement plans, and therefore, are excluded from the table.

PENSION BENEFITS
Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Gim	Pension Plan	29.3	1,015,407	—
	Supplemental Pension Plan	29.3	1,263,044	—
(a)Present value of accumulated benefits under the Pension Plan and Supplemental Pension Plan as of December 31, 2022, determined using mortality assumptions after benefit commencement based on the PRI-2012 Mortality Table and projected forward using Scale MP-2020 (generational) with no mortality assumption prior to benefit commencement and other assumptions consistent with those presented in Note 16 to the Consolidated Financial Statements presented in the 2022 Form 10-K, except that retirement age for Mr. Gim is based upon age 65, the earliest retirement age at which they can receive unreduced benefits.  Present value is expressed as a lump-sum; however, the Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.  The present value calculation for the Pension Plan reflects a 50% probability that the pension is paid as a lump sum and a 50% probability that it is paid as a life annuity. The present value calculation for the Supplemental Pension Plan assumes payment as a life annuity.
_______________________

Nonqualified Deferred Compensation Plan
We provide executives with the opportunity to defer up to 100% of regular base salary earnings (but not below the level sufficient to cover any required withholding taxes and any elected benefit plan deductions) and annual bonus earnings into the Nonqualified Deferred Compensation Plan.  This plan also provides certain employer contributions, as described earlier in this Proxy Statement.
The following table outlines employee and employer contributions to the Nonqualified Deferred Compensation Plan, earnings on plan balances during the year and the aggregate amount of all plan obligations as of December 31, 2022.

NONQUALIFIED DEFERRED COMPENSATION
Named Executive Officer	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (c)
Handy	552,308	63,758	(423,525)	—	2,373,834
Gim	50,000	2,989	(157,219)	—	684,556
Ohsberg	50,565	3,196	(56,105)	—	224,846
Ryan	95,704	2,280	(11,342)	—	92,296
Hagerty	47,275	2,329	(58,982)	—	412,288
(a)Reflects deferrals of salary and bonus payments that were accrued under the Nonqualified Deferred Compensation Plan during 2022.  Salary amounts are disclosed as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table under the year 2022.  Bonus amounts are disclosed as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table under the year 2021.
(b)Represents credits for amounts that would have been contributed by the Bank under the 401(k) Plan, but for certain IRS limitations, as described earlier in this Proxy Statement.  Mr. Handy’s credit also includes a contribution of 5% of his salary, or $35,461, which is described earlier in this Proxy Statement.  This amount is disclosed in the Summary Compensation Table, under All Other Compensation in 2022.
(c)Includes employee and employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and previous proxy statements as outlined in the table below. Aggregate balance may also

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include amounts contributed when the executive was not a named executive officer; such amounts were not reported in previous proxy statements.

Named Executive Officer	2022 ($)	Previous Years ($)	Total Reported ($)
Handy	616,066	1,293,754	1,909,820
Gim	52,989	192,017	245,006
Ohsberg	53,711	174,834	228,545
Ryan	97,984	4,782	102,766
Hagerty	49,604	209,346	258,950

Contributions are credited with earnings/losses based upon the executive’s selection of publicly-traded mutual funds.  Investment elections can be changed at any time. The following table summarizes the annual rate of return for the year ended December 31, 2022, for the investment options.

Fidelity® Blue Chip Growth Fund - Class K6	(37.84)%	Fidelity Freedom® 2020 Fund (a)	(14.42)%
JP Morgan Equity Income Fund - Class R5	(1.74)%	Fidelity Freedom® 2025 Fund (a)	(14.99)%
Vanguard 500 Index Fund Admiral Class	(18.15)%	Fidelity Freedom® 2030 Fund (a)	(15.25)%
MFS Mid Cap Growth Fund Class R6	(28.29)%	Fidelity Freedom® 2035 Fund (a)	(16.06)%
MFS Mid Cap Value Fund Class R6	(8.64)%	Fidelity Freedom® 2040 Fund (a)	(16.68)%
Carillon Eagle Small Cap Growth Fund Class R6 (a)	(26.78)%	Fidelity Freedom® 2045 Fund (a)	(16.69)%
Fidelity Small Cap Group Fund (b)	(25.34)%	Fidelity Freedom® 2050 Fund (a)	(16.71)%
JPMorgan Small Cap Value Fund Class R6	(13.23)%	Fidelity Freedom® 2055 Fund (a)	(16.68)%
Vanguard Small-Cap Index Fund Admiral Shares	(17.61)%	Fidelity Freedom® 2060 Fund (a)	(16.74)%
Harding Loevner Institutional Emerging Mkts Portfolio (a)	(27.66)%	Fidelity Freedom® 2065 Fund (a)	(16.69)%
Fidelity Emerging Markets Fund (b)	(27.48)%	Fidelity Freedom® Income K Fund (b)	(11.30)%
Lazard International Strategic Equity Portfolio Inst. Shares	(16.88)%	Fidelity Freedom® 2005 K Fund (b)	(11.75)%
Vanguard FTSE All-World ex-US Index Fund Admiral Shares	(15.50)%	Fidelity Freedom® 2010 K Fund (b)	(13.18)%
Loomis Sayles Core Plus Bond Fund Class N	(12.65)%	Fidelity Freedom® 2015 K Fund (b)	(14.53)%
PIMCO Low Duration Fund Class Institutional Class	(5.17)%	Fidelity Freedom® 2020 K Fund (b)	(16.03)%
Vanguard Inflation-Protected Securities Fund Admiral Shares	(11.85)%	Fidelity Freedom® 2025 K Fund (b)	(16.62)%
Vanguard Total Bond Market Index Fund Admiral Shares	(13.16)%	Fidelity Freedom® 2030 K Fund (b)	(16.86)%
C&S Institutional Realty Shares	(24.73)%	Fidelity Freedom® 2035 K Fund (b)	(17.56)%
Vanguard Mid-Cap Index Fund Admiral Shares	(18.71)%	Fidelity Freedom® 2040 K Fund (b)	(18.14)%
Fidelity® Treasury Money Market Fund	1.33%	Fidelity Freedom® 2045 K Fund (b)	(18.22)%
Fidelity Freedom® Income Fund (a)	(10.15)%	Fidelity Freedom® 2050 K Fund (b)	(18.22)%
Fidelity Freedom® 2005 Fund (a)	(10.61)%	Fidelity Freedom® 2055 K Fund (b)	(18.20)%
Fidelity Freedom® 2010 Fund (a)	(11.87)%	Fidelity Freedom® 2060 K Fund (b)	(18.18)%
Fidelity Freedom® 2015 Fund (a)	(13.12)%	Fidelity Freedom® 2065 K Fund (b)	(18.20)%
(a) Fund was available for selection as an investment benchmark from January 1, 2022 through December 11, 2022.
(b) Fund was available for selection as an investment benchmark from December 12, 2022 through December 31, 2022.
_______________________

Upon election to defer income, the individual must also elect distribution timing and form of payment.  In-service distributions may be in a lump sum payable in a specific year or in four annual installments commencing in the year a named student reaches age 18.  Accounts may also be distributed commencing in the year following retirement in a lump sum or annual installments over five or ten years.  Retirement is defined as separation from employment after age 65 or after age 55 with ten or more years of service for executives, and for directors as termination of directorship after age 55.  Employer contributions are always payable in a lump sum in the year following separation. In the event of pre-retirement separation, accounts become payable in a lump sum in the following year, regardless of distribution election.

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The Nonqualified Deferred Compensation Plan was restated to comply with Section 409A of the Code effective January 1, 2008.  The rules under Section 409A of the Code generally apply to amounts deferred after December 31, 2004 and related earnings (“post-409A accounts”).  Amounts deferred prior to January 1, 2005 and related earnings (“grandfathered balances”) are subject to the rules applicable prior to the effective date of Section 409A.  Participants may change distribution timing and form of grandfathered balances, provided a full calendar year passes between the year in which the change was requested and the new distribution date.  Distribution elections on post-409A accounts may only be changed if (a) the new election is made at least 12 months before the first scheduled payment; (b) the distribution or first installment is delayed at least five years from the originally scheduled payment date; and (c) the new election is not effective until at least 12 months have elapsed.  Participants can receive an early distribution of grandfathered balances, less a withdrawal penalty equal to 10% of the participant’s total grandfathered balance.  In the event of an unforeseeable emergency, executives and directors may receive a distribution from grandfathered balances and/or post-409A accounts, to the extent necessary to meet the emergency and resulting income tax and penalties, subject to certain limitations outlined in the plan.

Potential Post-Employment Payments
The named executive officers are entitled to certain compensation in the event of termination of such executive’s employment.  This section discusses these potential post-employment payments, assuming separation from employment on December 31, 2022.

Severance Pay and Benefit Continuation
We do not have an employment contract with any named executive officer.  Therefore, no severance benefit is payable and there is no continuation of benefit coverage in the event of a named executive officer’s voluntary or involuntary termination, retirement, disability, or death except as legally required at no cost to the Corporation.  Severance and Corporation-paid benefit continuation are available in the event of a change in control as discussed in the Potential Post-Employment Payments table presented later in this section.

Retirement Benefits Payable
We consider retirement as separation from service after age 65 or after age 55 with ten years of service. Messrs. Gim and Hagerty are the only named executive officers who were eligible to retire as of December 31, 2022.
As noted earlier, Mr. Gim is eligible to participate in the Pension Plan and Supplemental Pension Plan (collectively, the “Defined Benefit Retirement Plans”). Retirement benefits are not enhanced in the event of the executive’s voluntary or involuntary termination, retirement, disability or death, nor a change of control of the Corporation. The following table outlines the annual benefits available under the Defined Benefit Retirement Plans, assuming separation from service on December 31, 2022 under various termination scenarios:

		Annual Benefit Payable under Defined Benefit Retirement Plans(a)
Named Executive Officer	Retirement Plan	Voluntary or Involuntary Termination ($) (a)	Retirement ($) (b)	Death Benefit Payable to Surviving Spouse ($) (c)	Change in Control ($) (d)
Gim	Pension Plan	132,467	73,917	36,060	132,467
	Supplemental Pension Plan	156,544	87,352	42,615	156,544
(a)Amount reflects the annual benefit payable at age 65 in the normal form, which is a life annuity under the Defined Benefit Retirement Plans. The executive is eligible to take the qualified Pension Plan benefit as a lump sum or to commence a reduced benefit at termination. The Supplemental Pension Plan does not provide for payment of benefits in a lump-sum, but rather payment only in the form of an annuity with monthly benefit payments.

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(b)Amount reflects the annual benefit payable immediately upon retirement at December 31, 2022 as a life annuity under the Defined Benefit Retirement Plans. The executive is also eligible to take the qualified Pension Plan benefit as a lump sum.
(c)Amount reflects annual pre-retirement death benefit equal to 50% of the qualified 50% joint and survivor annuity, payable to the executive’s surviving spouse as a life annuity commencing December 31, 2022.
(d)Assumes change in control and immediate termination event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.
_______________________

Messrs. Handy, Ohsberg and Hagerty and Ms. Ryan are not eligible to participate in the Defined Benefit Retirement Plans.

Vested Equity Awards
Vested stock option grants, if applicable, are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  A named executive officer may exercise vested stock options at any time through their separation from employment date.  The right to exercise vested stock options is forfeited following separation from employment for all reasons other than retirement and death.
In the event of the death of the named executive officer, the right to exercise vested stock option grants would transfer to the named executive officer’s estate and would expire on the three-year anniversary of the date of death.  In the event of retirement, the named executive officer would have the right to exercise vested nonqualified stock options for three years following retirement and vested incentive stock options for 90 days following retirement.  Notwithstanding the foregoing, all stock options will expire no later than ten years from the date of grant. As noted earlier, Messrs. Gim and Hagerty are the only named executive officers who were eligible to retire as of December 31, 2022.
Information regarding the effect on unvested equity grants in a separation from employment is discussed in the Potential Post-Employment Payments table and accompanying footnotes presented later in this section.

Nonqualified Deferred Compensation Plan
Obligations under the Nonqualified Deferred Compensation Plan generally would become payable in a lump sum in the January following the separation from employment, subject to the six-month delay imposed under Section 409A of the Code.  The aggregate balance of the obligations under this plan can be found in the Nonqualified Deferred Compensation table earlier in this Proxy Statement.  Plan balances represent accrued liabilities for amounts earned and are not enhanced for any voluntary or involuntary termination.

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The following table presents potential post-employment payments assuming separation from service on December 31, 2022, under various termination scenarios.

POTENTIAL POST-EMPLOYMENT PAYMENTS
Named Executive Officer	Type of Payment	Involuntary or Voluntary Termination ($)	Retirement ($) (a)	Death ($)	Permanent Disability ($)	Change in Control ($) (b)
Handy	Severance (c)	—	—	—	—	3,190,781
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	1,906,099	1,328,807	1,906,099
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	43,559
	Cutback (g)	—	—	—	—	—
	Total	—	—	1,906,099	1,328,807	5,140,439
Gim	Severance (c)	—	—	—	—	1,142,200
	Intrinsic Value of Accelerated Equity (d)(e)	—	643,398	919,179	643,398	919,179
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	20,973
	Cutback (g)	—	—	—	—	(101,240)
	Total	—	643,398	919,179	643,398	1,981,112
Ohsberg	Severance (c)	—	—	—	—	932,000
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	638,502	424,882	638,502
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	27,909
	Cutback (g)	—	—	—	—	—
	Total	—	—	638,502	424,882	1,598,411
Ryan	Severance (c)	—	—	—	—	942,500
	Intrinsic Value of Accelerated Equity (d)(e)	—	—	559,929	374,176	559,929
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	—
	Cutback (g)	—	—	—	—	(164,357)
	Total	—	—	559,929	374,176	1,338,072
Hagerty	Severance (c)	—	—	—	—	889,333
	Intrinsic Value of Accelerated Equity (d)(e)	—	374,176	559,929	374,176	559,929
	Value of Increased Retirement Benefits	—	—	—	—	—
	Health Benefits (f)	—	—	—	—	20,973
	Cutback (g)	—	—	—	—	—
	Total	—	374,176	559,929	374,176	1,470,235
(a)We define retirement as separation from service after age 65 or after age 55 with ten years of service.  Messrs. Gim and Hagerty were the only executives listed above who were eligible to retire on December 31, 2022.
(b)Assumes change in control and immediate termination event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.
(c)Severance payments are based on a multiple of salary and bonus as of December 31, 2022. Multiples are described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.  Bonus-related severance is based on the average of bonuses paid (including awards under the Annual Performance Plan, Wealth Management Business Building Incentive Plan and discretionary bonuses, as applicable) during the three calendar years prior to 2022.
(d)Reflects the value of accelerated equity based upon market closing price of $47.18 on December 30, 2022, the last trading day of our 2022 fiscal year, as well as the value of dividend equivalents that would become payable under performance share unit award grants.  Unvested equity grants are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  All unvested awards would be forfeited upon voluntary or involuntary termination, and would become fully vested upon a change in control or death.  All performance share unit awards would be vested on a pro-rated basis upon permanent disability.

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(e)For purposes of this table, we have assumed that the Corporation’s relative performance during the performance measurement period for all 2018 awards was at a percentile ranking of 62.0, resulting in a 124.0% award; for all 2020 awards was at a percentile ranking of 60.0, resulting in a 120.0% award; for all 2021 awards was at a percentile ranking of 60.0, resulting in a 120.0% award; and for all 2022 awards was at a percentile ranking of 65.0, resulting in a 130.0% award, all which were our performance assumptions as of December 31, 2022.  Actual results may be different.
(f)Reflects the value of medical and/or dental insurance benefits based on actual 2023 premiums, increased by 8% for years two and three, as applicable.
(g)Reflects a cutback of amounts that exceed the limits imposed by Section 280G of the Code as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.
_______________________

Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following presents information regarding the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Handy.
As of December 23, 2022, we employed 667 individuals, all of whom were located in the United States. This population consisted of full-time, part-time, and temporary employees. We did not retain or engage any independent contractors or similar workers during 2022.
To identify the “median employee” from our employee population as of December 23, 2022, we compared the amount of salary, wages and fringe benefits of all of our employees as reflected in box 1 of Form W-2 for 2022. Since all of our employees are located in the United States, as is Mr. Handy, we did not make any cost-of-living adjustments in identifying the “median employee.”
Once we identified our median employee, we combined all elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $73,548. Mr. Handy’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,902,010. Based on this information, for 2022 the ratio of the annual total compensation of Mr. Handy, to the annual total compensation of our median employee was 25.86 to 1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our executive officer and certain financial performance of the Corporation. For further information concerning the Corporation’s variable pay-for-performance philosophy and how the Corporation aligns executive compensation with the Corporation’s performance, refer to the descriptions included under the heading “Compensation Discussion and Analysis” earlier in this Proxy Statement.

Pay Versus Performance Table
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”) (a)	Compensation Actually Paid to PEO (b)	Average Summary Compensation Table Total for Non-PEO NEOs (c)	Average Compensation Actually Paid to Non-PEO NEOs (d)	Value of Initial Fixed $100 Investment Based On:		Net Income (000s) (g)	Company Selected Performance Measure ROE (h)
					Total Shareholder Return (“TSR”) (e)	Peer Group TSR (f)
2022	1,902,010	1,230,105	773,436	560,992	101.04	110.67	71,681	14.49%
2021	1,842,107	2,298,530	780,578	850,822	115.44	132.19	76,870	14.03%
2020	1,646,713	1,608,566	860,270	712,813	88.20	92.50	69,829	13.51%
(a)Reflects the total compensation reported for Mr. Handy (our Chief Executive Officer) in the “Total” column of the Summary Compensation Table for each corresponding year. Refer to the heading “Executive Compensation - Summary Compensation Table” earlier in this Proxy Statement.
(b)Amounts listed under “Compensation Actually Paid to PEO” have been calculated in accordance with instructions provided under Item 402(v) of Regulation S-K. The amounts listed do not reflect the actual amount of compensation earned by or paid to Mr. Handy during the applicable year. The following table reconciles this amount to the Summary Compensation Table Total for each corresponding year:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (1)	Other Equity Award Adjustments (2)	Reported Change in the Actuarial Present Value of Pension Benefits (3)	Pension Benefit Adjustments (4)	Compensation Actually Paid to PEO
2022	1,902,010	(597,014)	(74,891)	—	—	1,230,105
2021	1,842,107	(563,399)	1,019,822	—	—	2,298,530
2020	1,646,713	(529,383)	491,236	—	—	1,608,566
(1)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(2)The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The dollar amounts reported in this column represent the sum of the following:

Year	Year End Fair Value of Equity Awards Granted During Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	440,991	(497,450)	—	(74,695)	—	56,263	(74,891)
2021	688,165	214,644	—	62,695	—	54,318	1,019,822
2020	693,056	(131,885)	—	(95,576)	—	25,641	491,236

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(3)The amounts included in this column are the amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year. Mr. Handy is not eligible for the Pension Plan.
(4)As noted in the prior footnote, Mr. Handy is not eligible for the Pension Plan.
(c)Reflects the average of the amounts reported in the “Total” column of the Summary Compensation Table for the named executive officers excluding Mr. Handy, who served as our CEO during each of the years listed, (collectively, the “non-PEO NEOs”) for each corresponding year. Refer to the heading “Executive Compensation - Summary Compensation Table” earlier in this Proxy Statement. For purposes of this table, the non-PEO NEOs for 2022 and 2020 are Messrs. Gim, Ohsberg and Hagerty and Ms. Ryan, and for 2021, Messrs. Gim and Ohsberg and Mses. Ryan and Noons.
(d)Amounts listed under “Average Compensation Actually Paid to Non PEO NEOs” have been calculated in accordance with instructions provided under Item 402(v) of Regulation S-K. The amounts listed do not reflect the actual amount of compensation earned by or paid to the executives during the applicable year. The following table reconciles this amount to the Summary Compensation Table Average for each corresponding year.

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Equity Award Adjustments (1)	Reported Change in the Actuarial Present Value of Pension Benefits (2)	Pension Benefit Adjustments (3)	Compensation Actually Paid to Non-PEO NEOs
2022	773,436	(222,324)	(19,713)	—	118,363	560,992
2021	780,578	(229,576)	384,485	(278,814)	109,486	850,822
2020	860,270	(202,052)	189,547	(643,102)	103,299	712,813
(1)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted During Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	164,222	(174,132)	—	(32,612)	—	22,809	(19,713)
2021	258,259	81,581	—	23,207	—	21,438	384,485
2020	264,522	(50,364)	—	(34,433)	—	9,822	189,547
(2)The amounts included in this column are the average amounts reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year for Non-PEO NEOs. Mr. Gim and Ms. Noons are the only NEOs eligible for the Pension Plan.
(3)The average total pension benefit adjustments for each applicable year include the average aggregate of two components: (i) the actuarially determined service cost for services rendered by covered NEOs during the applicable year (the “service cost”); and (ii) the average entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Average Service Cost	Average Prior Service Cost	Total Average Pension Benefit Adjustments
2022	118,363	—	118,363
2021	109,486	—	109,486
2020	103,299	—	103,299

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(e)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Corporation’s share price at the end and the beginning of the measurement period by the Corporation’s share price at the beginning of the measurement period.
(f)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Nasdaq Bank Index.
(g)The dollar amounts reported represent the amount of net income reflected in the Corporation’s audited financial statements for the applicable year.
(h)Reflects the Corporation’s ROE as calculated under GAAP and reflected in the Corporation’s audited financial statements for the applicable year. ROE is a key performance metric in the short-term and long-term incentive programs, which represent a significant portion of compensation for the PEO and NEOs. We believe this metric is strongly aligned with shareholder value.

Corporation’s Most Important Financial Performance Measures
As described in greater detail under the heading “Compensation Discussion and Analysis” earlier in this Proxy Statement, the Corporation’s executive compensation program reflects a variable pay for performance philosophy. The metrics that the Corporation uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our executives to increase the value of our enterprise for our shareholders. Selecting and defining the performance measurements for the incentive awards was a critical decision for the Compensation Committee. Measures needed to reflect our strategic plan and growth strategy, as well as shareholder expectations. In addition, measures had to be within the control and influence of the executives so that there is a true correlation between actual contribution and reward. The most important financial performance measures used by the Corporation to link compensation actually paid to executives, for the most recently completed fiscal year, to the Corporation’s performance are as follows:
▪Net Income
▪ROE
▪Core ROE
▪Fully diluted earnings per share (EPS)
Comparison of the 3-year Cumulative TSR of the Corporation and of the Peer Group
As demonstrated in the Pay Versus Performance table above, the Corporation’s TSR over the three-year period presented was generally aligned with the TSR of the peer group presented for this purpose, the Nasdaq Bank Index, and general market trends. The Corporation has faced challenges presented by the COVID-19 pandemic and the impact of implementing of the CECL model, and will continue to face headwinds with the current interest rate environment. For more information regarding the Corporation’s performance and the companies that the Committee considers when determining compensation, refer to the heading “Compensation Discussion and Analysis” earlier in this Proxy Statement.
Compensation Actually Paid and Net Income - Short-Term Incentive Alignment
As demonstrated in the Pay Versus Performance table above, the amount of compensation actually paid to Mr. Handy and the average amount of compensation actually paid to the Non-PEO NEOs is generally aligned with the Corporation’s net income over the three years presented. Net income is one of the metrics which determines the corporate performance payout of the Annual Performance Plan which covers Mr. Handy and all of the NEOs. Payments under this plan represent a significant portion of the compensation actually paid to Mr. Handy and the other NEOs, ranging from 16% to 38% of compensation actually paid during the three years presented. This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.
Compensation Actually Paid and Return on Equity (ROE) - Short-Term Incentive Alignment
As demonstrated in the Pay Versus Performance table above, the amount of compensation actually paid to Mr. Handy and the average amount of compensation actually paid to the Non-PEO NEOs is generally aligned with the Corporation’s ROE over the three years presented. ROE, on an absolute basis, is one of

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the metrics which determines the corporate performance payout of the Annual Performance Plan which covers Mr. Handy and the Non-PEO NEOs. As described above, payments under this plan represent a significant portion of the compensation actually paid to Mr. Handy and the other NEOs. This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement.
Compensation Actually Paid and Core Return on Equity - Long-Term Incentive Alignment
Core ROE, measured on a three-year relative basis compared to an industry comparator group is one of the metrics which determines final performance share unit awards granted to Mr. Handy and the Non-PEO NEOs. This grant is described under the heading “Compensation Discussion and Analysis - Long-Term Equity Incentive Compensation” earlier in this Proxy Statement. As demonstrated by the following table, the Corporation’s performance was in the top quartile for each grant vesting period.

Year	2017 PSU Grant Vested in 2020 (a)	2018 PSU Grant Vested in 2021 (b)	2019 PSU Grant Vested in 2022 (b)
Core ROE (3-year Average)	14.76%	14.94%	14.41%
Industry Comparator Group Core ROE (3-year Average)	9.77%	9.82%	11.01%
Percentile Ranking (3-year Average)	99.00%	96.80%	88.50%
(a)Industry comparator group was based on all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.0 billion to $8.0 billion.
(b)Industry comparator group was based on all publicly-traded banks and thrifts located in New England and the Mid-Atlantic (excluding institutions in Puerto Rico) with assets of $2.0 billion to $9.0 billion.
Vested awards under this plan represent a significant portion of the compensation actually paid to Mr. Handy and the Non-PEO NEOs, ranging from 9% to 33% of compensation actually paid during the three years presented.
Compensation Actually Paid and Earnings Per Share
Earnings Per Share (EPS) on a fully diluted basis, is one of the metrics which determines the corporate performance payout of the Annual Performance Plan, which covers Mr. Handy and the Non-PEO NEOs. As described above, payments under this plan represent a significant portion of the compensation actually paid to Mr. Handy and the Non-PEO NEOs. This plan is described under the heading “Compensation Discussion and Analysis - Short-Term Cash Incentive Compensation” earlier in this Proxy Statement. As demonstrated by the following table, the Corporation’s performance exceeded the goal established by the Compensation Committee for each year and the amount of compensation actually paid to Mr. Handy and the average amount of compensation actually paid to the Non-PEO NEOs is generally aligned with the Corporation’s EPS over the three years presented.

Year	Performance Target	Results (a)	Achievement Level
2022	$3.75	$4.08	108.80%
2021	$3.10	$4.39	141.60%
2020	$3.73	$3.97	106.40%

Washington Trust Bancorp, Inc. | 2023 Proxy Statement | 51

Director Compensation
Our director compensation philosophy is to provide competitive, fair and reasonable compensation to non-employee directors in order to attract the expertise and leadership necessary to provide strong corporate governance and maximize long-term shareholder value. Further, we believe director compensation should be aligned with the long-term interests of shareholders by creating and encouraging stock ownership.
The Compensation Committee, with the assistance of the compensation consultant, reviews director compensation annually to ensure that it is appropriate, competitive and effective. This process focuses on pay elements; compensation levels and mix; board and committee expertise, structure and roles; and best practices of comparable companies in our industry.

Cash Compensation Paid to Board Members
Board service has evolved in recent years due to technological advances, ever-increasing expectations for responsiveness, and increasing corporate governance requirements. Directors receive a retainer fee for board service, as well as a retainer fee for each committee on which the director serves. Directors do not receive additional remuneration for meeting attendance. We believe that the retainer-only approach better reflects the ‘on call’ nature of board service.
Employee directors receive no additional compensation for Board service.  The following chart outlines current non-employee director cash compensation based on role.

	Retainer ($)
	Chair	Member
Board Service:
Corporation’s Board (a)	—	35,000
Bank’s Board	—	—
Additional Compensation for Lead Director (b)	10,000	—
Committee Service:
Executive Committee (c)	—	—
Nominating Committee	9,000	4,000
Audit Committee	25,000	12,000
Compensation Committee	12,000	6,000
Trust Committee (of the Bank)	10,000	6,000
Finance Committee (of the Bank) (d)(e)	—	20,000
(a)The retainer for service on the Corporation’s Board increased from $30,000 to $35,000 effective January 1, 2023.
(b)The Lead Director retainer increased from $5,000 to $10,000 effective January 1, 2023.
(c)The chairs of our five committees serve as the Executive Committee and receive no additional retainer for Executive Committee service.
(d)The Finance Committee Chair is an employee director and therefore, receives no additional compensation for Board service.
(e)The retainer for service on the Finance Committee increased from $16,000 to $20,000 effective January 1, 2023.
______________________

Equity Compensation
In order to align Board interests with shareholders, non-employee directors typically receive an annual equity grant with a target value equal to the annual Board retainer. All director equity grants vest at the earliest of (i) the three-year anniversary of the grant; (ii) change in control of the Corporation; (iii) the death of the director; or (iv) retirement from the Corporation’s Board as defined in the grant.

Washington Trust Bancorp, Inc. | 2023 Proxy Statement | 52

On April 26, 2022, the Compensation Committee granted 630 restricted stock units to each non-employee director who continued to serve as our director after the 2022 Annual Meeting of Shareholders. This grant included dividend equivalent rights.

Retirement Plans
Directors are not eligible to participate in any defined benefit plan maintained by the Corporation or the Bank. Directors are eligible to defer 100% of compensation into the Nonqualified Deferred Compensation Plan. Directors are not eligible for Corporation contributions. Provisions regarding types of accounts, investment measurements, form and timing of payments, and distributions that apply to employees also apply to directors. Retirement for directors is defined in the Nonqualified Deferred Compensation Plan as termination of directorship after attainment of age 55.

Welfare Benefit Plans
Directors are not eligible for medical, dental, life or disability insurance at our expense. Directors may obtain coverage under the Bank’s group medical and dental insurance plans at their own expense.

Director Compensation Table
Employee directors receive no additional compensation for Board service.  Compensation received by an employee director as an employee of the Corporation and/or the Bank is shown in the Summary Compensation Table earlier in this Proxy Statement. The following table summarizes compensation paid to non-employee directors for the fiscal year ended December 31, 2022.

DIRECTOR COMPENSATION TABLE
Name		Retainer Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Total ($) (c)
John J. Bowen		42,000	30,454	72,454
Steven J. Crandall		40,000	30,454	70,454
Robert A. DiMuccio, CPA		65,000	30,454	95,454
Joseph P. Gencarella, CPA	(d)	33,000	30,454	63,454
Constance A. Howes, Esq.		62,000	30,454	92,454
Alimamy D. Jabbie, Jr.	(d)	33,000	30,454	63,454
Joseph J. MarcAurele		56,000	30,454	86,454
Kathleen E. McKeough		66,000	30,454	96,454
Sandra Glaser Parrillo		42,000	30,454	72,454
John T. Ruggieri		58,000	30,454	88,454
Edwin J. Santos		64,000	30,454	94,454
Lisa M. Stanton		52,667	30,454	83,121
(a)Total reflects Board and Committee retainers earned.  During 2022, Directors Parrillo and Ruggieri deferred $42,000 and $58,000, respectively, into the Nonqualified Deferred Compensation Plan.
(b)Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock unit awards granted on April 26, 2022.  Assumptions related to the financial reporting of restricted stock units are presented in Note 17 to the Consolidated Financial Statements presented in the 2022 Form 10-K. As of December 31, 2022, Directors Bowen, Crandall, DiMuccio, Howes, MarcAurele, McKeough, Parrillo, Ruggieri and Santos had 2,070 unvested restricted stock units; Director Stanton had 1,210 unvested restricted stock units; and Directors Gencarella and Jabbie had 630 unvested restricted stock units.
(c)There are no Option Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value, Nonqualified Deferred Compensation Earnings or All Other Compensation required to be disclosed in this table.
(d)Mr. Gencarella and Mr. Jabbie joined the Corporation’s Board on March 1, 2022.

Washington Trust Bancorp, Inc. | 2023 Proxy Statement | 53

Compensation Committee Interlocks and Insider Participation
The directors who served on the Compensation Committee during the year ended December 31, 2022 were Santos (Chair), Bowen, DiMuccio, Howes, McKeough and Parrillo (beginning April 26, 2022).  We are not aware of any Compensation Committee interlocks or relationships involving our executive officers or members of the Corporation’s Board requiring disclosure in this Proxy Statement.

Audit Committee Report
The Audit Committee has the responsibility to, among other things, oversee and review the preparation of the Corporation's consolidated financial statements and the Corporation’s system of internal controls. The Audit Committee has the sole authority for the appointment, compensation (and negotiations thereof), retention and oversight of the Corporation's independent registered public accounting firm (the “independent auditor”) retained to audit the Corporation’s financial statements and system of internal controls.
In accordance with the authorities and responsibilities outlined in its charter, the Audit Committee appointed Crowe LLP as the Corporation’s independent auditor for the fiscal year ended December 31, 2022. Crowe LLP is responsible for expressing opinions that (1) our consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles and (2) we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022.
In this context, the Audit Committee has:
▪reviewed and discussed the Corporation's audited financial statements with management and Crowe LLP;
▪reviewed and discussed the effectiveness of the Corporation's internal controls over financial reporting with management, the internal auditor and Crowe LLP;
▪discussed with Crowe LLP the matters required to be discussed by Auditing Standard 1301;
▪received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP the independent auditor’s independence; and
▪considered whether the provision of non-audit services by Crowe LLP is compatible with maintaining its independence.
Based on the review and discussions above, the Audit Committee recommended to the Corporation’s Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.
In addition, the Audit Committee also assessed the performance of Crowe LLP as independent auditor during 2022. A variety of indicators of audit quality relating to Crowe LLP were reviewed including:
▪the quality and candor of its communications with the Audit Committee and with management;
▪how effectively it maintained its independence and employed independent judgment, objectivity and professional skepticism;
▪the quality of insight demonstrated in its review of the Corporation's assessment of internal control over financial reporting and remediation of control deficiencies;
▪available external data about quality and performance, including reports by the PCAOB and the firm’s response to those reports;
▪the firm’s experience with other public companies and community banks;

Washington Trust Bancorp, Inc. | 2023 Proxy Statement | 54

▪the qualifications, strengths and performance of the lead audit engagement partner and the audit team;
▪the appropriateness of its fees, taking into account the Corporation's size and complexity and the resources necessary to perform the audit; and
▪its tenure as the Corporation's independent auditor and knowledge of the Corporation's operations, accounting policies and practices, and internal control over financial reporting.
As a result of our evaluation, the Audit Committee concluded that the continued retention of Crowe LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2023 is in the best interests of the Corporation and its shareholders.
The foregoing report has been furnished by the members of the Audit Committee:

Robert A. DiMuccio, CPA (Chair)	Joseph P. Gencarella, CPA
John T. Ruggieri	Edwin J. Santos
Lisa M. Stanton
The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that this information is specifically incorporated by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm
The following table presents fees incurred for professional services rendered by the independent registered public accounting firm for the years ended December 31, 2022 and December 31, 2021:

	2022	2021
Audit fees (a)	$551,500	$566,800
Audit-related fees (b)	56,100	41,600
Tax fees	—	—
All other fees	—	—
Total fees incurred	$607,600	$608,400
(a)Annual audit of consolidated and subsidiary financial statements including Sarbanes-Oxley attestation, reviews of quarterly financial statements and other services in connection with statutory and regulatory filings.
(b)Reflects fees for services that reasonably relate to the performance of the audit, including certain attestation and agreed upon procedures required by the Department of Housing and Urban Development.
_______________________

The Audit Committee has adopted a policy whereby engagement of the independent registered public accounting firm for audit services and for non-audit services shall be pre-approved by the Audit Committee, subject to the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act for non-audit services.  The Audit Committee pre-approved all services provided by Crowe LLP during the years ended December 31, 2021 and December 31, 2022.
The Audit Committee has considered whether the provision of the services identified under the headings “Audit-related fees,” “Tax fees” and “All other fees” is compatible with maintaining Crowe LLP’s independence and has determined that provision of such services is consistent with maintaining the principal auditor’s independence.

Washington Trust Bancorp, Inc. | 2023 Proxy Statement | 55

Indebtedness and Other Transactions
The Bank has had transactions in the ordinary course of business, including borrowings, with certain of our directors and executive officers and their associates, all of which were made on substantially the same terms, including interest rates (except that executive officers and all other employees are permitted a modest interest rate benefit on first mortgages secured by a primary residence and other consumer loans) and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features when granted.  Similar transactions may be expected to take place in the ordinary course of business in the future.  Extensions of credit outstanding at December 31, 2022 to all directors, executive officers and their related interests amounted to $1,674,866 in the aggregate.  Any such transaction presently in effect with any director or executive officer is current as of this date, and is in compliance with Regulation O.

Policies and Procedures for Related Party Transactions
We conduct annual procedures, including the use of an electronic questionnaire, to (i) identify parties related to directors and executive officers and (ii) document the existence and terms of any related party transactions.  As indicated previously, the approval of loan transactions involving directors, executive officers and their related interest is governed by the provisions of Regulation O.  All other transactions involving directors and executive officers are reviewed annually by the Corporation’s Board.  The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving directors, to determine whether such transactions affect the independence of a director in accordance with the relevant rules and standards issued by the SEC and Nasdaq.  We do not maintain a formal written policy concerning the aforementioned procedures.  Our Code of Ethics provides guidance on business relations between the Corporation and our directors, officers and employees.

Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC.  Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us with respect to 2022, and on written representations from certain reporting persons, we believe that, during 2022, all Section 16(a) filing requirements applicable to our Insiders were met.

Washington Trust Bancorp, Inc. | 2023 Proxy Statement | 56

Proposal 2:	Ratification of Selection of Independent Registered Public Accounting Firm
The ratification of the Audit Committee’s decision to retain Crowe LLP to serve as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the current fiscal year ending December 31, 2023 will be submitted to our shareholders at the Annual Meeting.  Factors considered in the Audit Committee’s decision can be found in the Audit Committee Report earlier in this Proxy Statement.
Representatives of Crowe LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.  Action by shareholders is not required by law in the appointment of the independent registered public accounting firm, but their appointment is submitted by the Audit Committee in order to give our shareholders a voice in the designation of our independent registered public accounting firm.  If the appointment is not ratified by the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon (provided that a quorum is present), the Audit Committee will reconsider its choice of Crowe LLP, but may still retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Corporation and shareholders.

Recommendation:    The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

Washington Trust Bancorp, Inc. | 2023 Proxy Statement | 57

Proposal 3:	Non-binding Advisory Resolution on the Compensation of the Corporation’s Named Executive Officers
As required by Section 14A of the Exchange Act, our Board of Directors is submitting for shareholder approval, on a non-binding advisory basis, the compensation paid to our named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K.
The resolution that is the subject of this proposal is a non-binding advisory resolution.  Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by Washington Trust or the Board of Directors or to create or imply any change to the fiduciary duties of the Board.  Furthermore, because this non-binding advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions.  However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.
Our compensation program is designed to deliver shareholder value by attracting, motivating and retaining our named executive officers, who are critical to our success, by offering a combination of base salary, as well as annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Corporation.  Please see “Compensation Discussion and Analysis” beginning on page 22 for additional information about our executive compensation programs.
We are committed to providing a strong pay for performance link, and as such, we allocate a significant portion of total compensation to performance-based elements. We believe that our compensation structure, which includes absolute and relative performance-based compensation elements, as well as the promotion of meaningful stock ownership through holding requirements and equity grant retention guidelines, promote sound management practices.
The Board of Directors values the opportunity to receive input from our shareholders on important matters such as the compensation of the Corporation’s executive officers. We appreciate our shareholders’ past support and approval of compensation programs. Our longstanding compensation principles of supporting the business strategy, paying for performance, providing competitive compensation and aligning with shareholder interests remain unchanged.  For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
RESOLVED, that the compensation of Washington Trust’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.
Recommendation:    The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

Washington Trust Bancorp, Inc. | 2023 Proxy Statement | 58

Proposal 4:	Non-binding Advisory Vote to Select the Frequency of Future Shareholder Advisory Votes to Approve the Corporation’s Executive Compensation
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, our Board of Directors is also submitting for shareholder consideration a proposal to determine, on an advisory basis, whether future shareholder advisory votes to approve the compensation paid to our named executive officers should be sought annually, every two years or every three years. This advisory vote must be solicited from our shareholders at least once every six years. At the last vote held at the 2017 annual meeting of shareholders, shareholders overwhelmingly voted for an annual advisory vote on executive compensation, and the Board of Directors approved this choice.
The subject of this proposal is a non-binding advisory resolution. Accordingly, the resolution will not have any binding legal effect and may not be construed as overruling a decision by Washington Trust or the Board of Directors or to create or imply any change to the fiduciary duties of the Board of Directors. However, the Board of Directors intends to take the results of the vote on this proposal into account in its decision regarding the frequency with which Washington Trust submits say-on-pay proposals to shareholders in the future.
The Board of Directors values the importance of receiving regular input from our shareholders on important matters such as the compensation of the Corporation’s executive officers. We appreciate the past support and approval of employee incentive programs by our shareholders. Accordingly, as indicated below, the Board of Directors recommends that you vote for a frequency of every one year for future shareholder advisory votes to approve the compensation of the Corporation’s named executive officers.
The enclosed proxy card gives you four choices on voting on this item. In addition to considering whether future shareholder advisory votes to approve the compensation of the Washington Trust’s named executive officers should occur every one year, every two years, or three years, you also may choose to abstain from voting on this item.
Please note that you are not voting to approve or disapprove the Board of Director’s recommendation on this item.

Recommendation:    The Board of Directors unanimously recommends that shareholders vote for a frequency of every “1 year” for future shareholder advisory votes to approve the Corporation’s executive compensation.

Washington Trust Bancorp, Inc. | 2023 Proxy Statement | 59

Other Information
Other Business
Management knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

Expense of Solicitation of Proxies
The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation for such solicitation.  In addition, we have retained Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, to assist in the solicitation of proxies for a fee of $8,000 plus customary expenses.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN,
YOUR VOTE IS IMPORTANT TO THE CORPORATION.

PLEASE COMPLETE, DATE AND SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.  YOU MAY ALSO VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Submitted by order of the Board of Directors,
Kristen L. DiSanto
Corporate Secretary

March 14, 2023

Washington Trust Bancorp, Inc. | 2023 Proxy Statement | 60

WASHINGTON TRUST BANCORP, INC.

23 BROAD STREET
WESTERLY, RI 02891

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. ET on April 24, 2023. Have your proxy card available when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WASH2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. ET on April 24, 2023. Have your proxy card available when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and be sure to click "Sign up for E-delivery".

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D96680-P87711 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WASHINGTON TRUST BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. The election of four directors, nominated by the Board of Directors, each to serve for a three-year term and until their successors are duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John J. Bowen
02) Robert A. DiMuccio, CPA
03) Mark K.W. Gim
04) Sandra Glaser Parrillo

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 Year on the following proposal.

	1 Year	2 Years	3 Years	Abstain
4. A non-binding advisory vote to select the frequency of future shareholder advisory votes to approve the Corporation's executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Proxy Statement are available at www.proxyvote.com.

D96681-P87711

WASHINGTON TRUST BANCORP, INC.
Annual Meeting of Shareholders
April 25, 2023 11:00 a.m. ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Edward O. Handy III and Robert A. DiMuccio or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WASHINGTON TRUST BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m. ET on April 25, 2023, virtually at www.virtualshareholdermeeting.com/WASH2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side